Exhibit 99.12

OFFICE OF THE COMPTROLLER GENERAL PUBLIC ACCOUNTS 2019/20

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended… – 2000/2001

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and

expenditures–Periodicals. 2. Revenue–British

Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74	352.4’09711’05	C2001–960204–9

August 31, 2020

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2020.

CAROLE JAMES

Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Carole James

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2020.

Respectfully submitted,

CARL FISCHER

Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2020.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Towards the end of the 2019/20 fiscal year, government declared a state of emergency in response to the COVID–19 Novel Coronavirus pandemic. The timing of the emergency meant that the impact on government spending was relatively low for the 2019/20 fiscal year. There was a more significant impact on the estimated tax revenues because certain taxes are calculated on an annual basis, resulting in one quarter of the reduced tax estimates for the 2020 calendar year being included in these financial statements.

Government’s response to the COVID–19 pandemic and economic recovery will have significant financial impact on future financial statements. Despite this unprecedented emergency, we will continue to work with our colleagues across Canada and the Office of the Auditor General to ensure we maintain government’s high standards of transparency and financial accountability.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and his staff for their cooperation and support in preparing the Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692; or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER

Comptroller General

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	39
Consolidated Statement of Operations	40
Consolidated Statement of Change in Net Liabilities	41
Consolidated Statement of Cash Flow	42
Notes to Consolidated Summary Financial Statements	44
Reporting Entity	85
Consolidated Statement of Financial Position by Sector	88
Consolidated Statement of Operations by Sector	92
Statement of Financial Position for Self–supported Crown Corporations and Agencies	96
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	98
Consolidated Statement of Tangible Capital Assets	100
Consolidated Statement of Guaranteed Debt	101

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	105
SUCH Statement of Financial Position	108
SUCH Statement of Operations	110
Consolidated Staff Utilization	111

Consolidated Revenue Fund Extracts
(Unaudited)
Statement of Financial Position	115
Statement of Operations	116
General Fund Statement of Financial Position	117
General Fund Statement of Operations	118
BC Prosperity Fund Statement of Financial Position	119
BC Prosperity Fund Statement of Operations	119
Statement of Cash Flow	120
Schedule of Net Revenue by Source	122
Schedule of Comparison of Estimated Expenses to Actual Expenses	124
Schedule of Financing Transaction Disbursements	126
Schedule of Write–offs, Extinguishments and Remissions	127

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	131
Provincial Debt (Unaudited)	132
Change in Provincial Debt (Unaudited)	133
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	134
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	134
Provincial Debt, Comparison to Budget (Unaudited)	135
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	136
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	137
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	139
Summary of Provincial Debt	143
Key Indicators of Provincial Debt	145
Summary of Performance Measures	146

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Contents — Continued
Definitions (Unaudited)	147
Acronyms (Unaudited)	150

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PUBLIC ACCOUNTS 2019/20

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF),the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)—the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the General Fund Statement of Financial Position, the General Fund Statement of Operations, the BC Prosperity Fund Statement of Financial Position, the BC Prosperity Fund Statement of Operations, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write–offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

The following information is available only on the Internet at: http://gov.bc.ca/finance

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

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PUBLIC ACCOUNTS 2019/20

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

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PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 127, 133, 136 and 138 of the Budget and Fiscal Plan 2019/20–2021/22.

Budget and Actual Results 2019/20

		In Millions			Variance
		2019/20			2019/20	2019/20
	2019/20	Updated	2019/20	2018/19	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2018/19
	$	$	$	$	$	$
Revenue	59,047	59,326	58,660	57,128	(387)	1,532
Expense	(58,273)	(58,823)	(58,981)	(55,597)	(708)	(3,384)
Surplus(deficit) before forecast allowance	774	503	(321)	1,531	(1,095)	(1,852)
Forecast allowance	(500)	(300)			500
Surplus (deficit) for the year	274	203	(321)	1,531	(595)	(1,852)

Capital spending:
Taxpayer–supported capital spending	6,340	5,248	4,772	4,452	(1,568)	320
Self–supported capital sending	4,274	4,301	4,294	4,106	20	188
Total capital spending	10,614	9,549	9,066	8,558	(1,548)	508

Provincial debt:
Taxpayer–supported	46,384	44,569	46,229	42,681	(155)	3,548
Self–supported	25,664	25,769	25,932	23,281	268	2,651
Total provincial debt	72,048	70,338	72,161	65,962	113	6,199

Taxpayer–supported debt to GDP ratio	15.0%	14.6%	15.1%	14.5%	0.1%	0.6%

Summary Accounts Surplus (Deficit)

The province ended the year with a deficit of $321 million, which was $595 million lower than the surplus forecast in the Budget and Fiscal Plan 2019/20–2021/22. The 2019/20 deficit of $321 million was $1,852 million less than the surplus of $1,531 million in fiscal year 2018/19.

Revenue increased by $1,532 million over fiscal year 2018/19 and was $387 million lower than budget. The annual increase in revenue in the current year was mainly in the net earnings from self–supported Crown corporations and agencies, due to a lower net loss in the Insurance Corporation of British Columbia (ICBC) compared to the previous year, and increases in taxation revenue and contributions from the federal government. These increases were offset by a decrease in natural resource revenues.

Expense increased by $3,384 million over fiscal year 2018/19 and was higher than budget by $708 million. The increases in spending in the current year were mainly in the health, education, social services, and other sectors for service delivery requirements. Additional spending over budget was authorized through various statutory appropriations.

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PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totaled $4,772 million in 2019/20, $1,568 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totaled $4,294 million in 2019/20. Self–supported capital spending was $20 million higher than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt increased by $3,548 million in 2019/20 mainly due to the spending related to capital projects in the education sector and in BC Transportation Financing Authority (BCTFA). Self–supported provincial debt increased by $2,651 million due to an increase in capital infrastructure related to power projects. The increase in total provincial debt of $6,199 million was $113 million more than the budgeted increase in total debt of $6,086 million. The key measure of taxpayer–supported debt to GDP ended the year at 15.1%, which is slightly higher than the forecasted 15.0% in the budget.

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PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported in separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, net earnings of self–supported Crown corporations and agencies, and investment income.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	24,326	27,093	28,321	32,714	33,266
Contributions from federal government	7,647	8,167	9,055	9,052	9,535
Fees and licences	5,836	6,213	6,249	5,593	5,572
Miscellaneous	3,298	3,508	3,543	3,413	3,838
Net earnings of self–supported Crown corporations and agencies	2,710	2,525	1,056	2,005	2,918
Natural resources	2,571	2,711	2,695	3,108	2,268
Investment income	1,213	1,232	1,101	1,243	1,263
Total revenue	47,601	51,449	52,020	57,128	58,660

Provincial revenues increased by $1,532 million in 2019/20. The improvement in provincial revenue was primarily due to increases in net earnings of self–supported Crown corporations and agencies of $913 million, taxation revenue of $552 million, contributions from the federal government of $483 million and other sources of revenue of $424 million. Increases in these significant sources of revenue were offset by a decrease in natural resource revenue of $840 million.

In 2019/20, tax revenue increased by $552 million (1.7%). Personal income tax revenue decreased by $707 million (6.2%) mainly reflecting lower prior year adjustments from weaker 2018 provincial income tax assessments and the impact of lower estimated economic growth in the 2020 calendar year. Corporate income tax revenue decreased by $169 million (3.3%) due to lower prior year settlements. Property transfer tax revenue decreased by $217 million (11.9%) due to lower housing sales. These decreases were offset by increases in employer health tax of $1,433 million, reflecting the first full fiscal year results, and carbon tax revenue of $217 million, due to an increase in the tax rate. All other tax revenues decreased by $5 million over the same period.

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PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

The net earnings of self–supported Crown corporations and agencies were $913 million higher than 2018/19 due to a lower net loss in ICBC of $376 million versus $1,153 million in the previous year, an increase of $182 million in BC Hydro earnings, and increases in other self–supported Crown corporations of $23 million. These increases in earnings were offset by lower earnings in British Columbia Lottery Corporation of $69 million.

Natural resource revenues were $840 million lower than 2018/19 as a result of lower forestry revenue of $418 million, due to a decrease in sales, lumber prices, and the effects of trade and labour disputes. The decrease in natural gas royalties of $81 million was due to a drop in prices, higher use of royalty incentives programs, and lower petroleum and natural gas lease rental revenue. Mining tax decreased due to a drop in metallurgical coal prices.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has remained stable over the past five years, ending the year at 16.0%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2015/16, total revenue has increased in relation with the increase in GDP. Taxation revenue has continued to exceed the growth in GDP. Natural resource revenues decreased 27.0% from fiscal 2018/19 reflecting the volatility in global markets for commodities such as lumber, natural gas and metallurgical coal.

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PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Forestry revenue decreased by $418 million in 2019/20. The proportion of natural resource revenue derived from forestry decreased to 43.6% in 2019/20 from 45.2% in 2018/19.

Petroleum, natural gas and mineral revenues decreased by $306 million from 2018/19. These categories of natural resource revenue account for 32.1% of natural resource revenue compared to 33.3% in 2018/19.

Water and other resource revenues decreased by $116 million in the year. They comprise 24.3% of provincial natural resource revenue.

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased in 2019/20, resulting in a ratio increase to 16.3%, indicating that there has been a slight increase in dependence on federal transfers.

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Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, natural resources and economic development, interest, other, transportation, general government, and protection of persons and property. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	19,203	19,689	20,927	22,151	23,449
Education	12,213	12,469	13,091	14,089	14,734
Social services	4,106	4,243	4,737	5,343	5,887
Natural resources and economic development	2,477	2,465	3,374	3,825	3,778
Interest	2,786	2,587	2,623	2,684	2,727
Other	1,264	2,260	1,553	1,810	2,501
Transportation	1,710	1,784	1,931	2,021	2,126
General government	1,501	1,532	1,540	1,670	1,653
Protection of persons and property	1,572	1,655	1,930	2,004	2,126
Total expense	46,832	48,684	51,706	55,597	58,981

Government spending on programs and services increased by $3,384 million in 2019/20.

The province increased spending on the health sector by $1,298 million (5.9%), the other sector by $691 million (38.2%), the education sector by $645 million (4.6%), the social services sector by $544 million (10.2%), and spending in all of the remaining sectors increased by $206 million over 2018/19.

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Financial Statement Discussion and Analysis Report

In 2019/20, provincial operating expenses were $58,981 million, a $3,384 million (6.1%) increase from 2018/19. Program spending has increased by $12,149 million (25.9%) since 2015/16. This is compared to increases in GDP of 25.0% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased slightly from 18.8% to 19.3% in 2019/20, indicating that government spending continues to remain stable in relation to the provincial economy.

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Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2018/19 to 2019/20

	In Millions
			Surplus/
	Revenue	Expense	(Deficit)
	$	$	$
2018/19 Surplus	57,128	55,597	1,531
Increase in net earnings of self–supported Crown corporations and agencies	913		913
Decrease in natural resources revenue	(840)		(840)
Increase in contributions from the federal government	483		483
Increase in taxation revenue	552		552
Increase in other revenues	424		424
Increase in health spending		1,298	(1,298)
Increase in other sector spending		691	(691)
Increase in education spending		645	(645)
Increase in social services spending		544	(544)
Increase in other program spending		206	(206)
Subtotal of changes in actual results	1,532	3,384	(1,852)
	58,660	58,981
2019/20 (Deficit)			(321)

2018/19 Accumulated Surplus before Accumulated Other Comprehensive income			8,427
2019/20 Accumulated Surplus before Accumulated Other Comprehensive income			8,106
Accumulated other comprehensive income (loss) from self–supported Crown corporations and agencies			(224)
2019/20 Accumulated Surplus			7,882

The year over year increase in total revenue of $1,532 million, offset by the increase in total expense of $3,384 million, resulted in a deficit that was $1,852 million lower than 2018/19 surplus. Accumulated surplus, including accumulated other comprehensive income, decreased from $8,458 million in 2018/19 to $7,882 million at the end of 2019/20.

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Financial Statement Discussion and Analysis Report

Changes from 2019/20 Budget

	In Millions
			Forecast	Surplus/
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$
Surplus per 2019/20 Budget	59,047	58,273	(500)	274
Decreased taxation revenue	(466)			(466)
Increased miscellaneous revenue	463			463
Decreased net earnings of self–supported Crown corporations and agencies	(393)			(393)
Decreased natural resources revenue	(355)			(355)
Increased other revenues	364			364
Increased natural resources and economic development spending		508		(508)
Increased health spending		466		(466)
Increased protection of persons and property spending		420		(420)
Decreased general government spending		(406)		406
Decreased other program spending		(280)		280
Forecast allowance			500	500
Subtotal of changes in actual results compared to budget	(387)	708	500	(595)
Actual Results	58,660	58,981	0	(321)

Revenue was $387 million (0.7%) lower than the budgeted amount of $59,047 million and expenses were $708 million (1.2%) higher than the budgeted amount of $58,273 million. Additional spending over budget was authorized through various statutory appropriations.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2019/20	2019/20
	2019/20	2019/20	2018/19	Budget	vs
	Budget	Actual	Actual	to Actual	2018/19
	$	$	$	$	$
Financial assets	48,523	48,238	44,584	(285)	3,654
Less: liabilities	(94,805)	(93,589)	(86,904)	1,216	(6,685)
Net Liabilities	(46,282)	(45,351)	(42,320)	931	(3,031)
Less: non–financial assets	54,589	53,233	50,778	(1,356)	2,455
Accumulated surplus	8,307	7,882	8,458	(425)	(576)

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Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2020, the accumulated surplus was $7,882 million, $425 million lower than budget.

Financial assets were $3,654 million higher than 2018/19 as the result of increases in loans for the purchase of assets, recoverable from agencies of $2,221 million, cash, cash equivalents and temporary investments of $956 million, equity in self–supported Crown corporations and agencies of $783 million, and loans, advances and mortgages receivable of $557 million. These increases were offset by decreases in due from other governments of $341 million and $522 million in other financial assets.

Liabilities increased by $6,685 million from 2018/19. This increase was the result of an increase of $3,460 million in taxpayer–supported debt due to infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads, an increase in self–supported debt of $2,192 million due to investment in government power projects and an increase of $1,033 million in other liabilities, including accounts payable and deferred revenue.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $2,455 million over 2018/19 representing government’s investment in current year infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2019/20, the province had an accumulated surplus of $7,882 million, $576 million lower than in 2018/19. The positive operating results of prior years, although offset by the current year loss, continue to provide the flexibility to sustain core public services.

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Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	3,892	4,232	3,440	3,029	3,985
Equity in self–supported Crown corporations and agencies	7,514	7,494	6,111	5,732	6,515
Loans, advances and mortgages receivable	2,060	2,214	2,389	2,444	3,001
Loans for the purchase of assets, recoverable from agencies	22,041	23,809	20,534	22,547	24,768
Other financial assets	9,156	9,016	10,609	10,832	9,969
Total financial assets	44,663	46,765	43,083	44,584	48,238

In 2019/20, financial assets increased by $3,654 million primarily due to an increase in recoverable capital loans of $2,221 million due to investments in power projects and an increase in equity in self–supported Crown corporations and agencies of $783 million related to the investment in power projects offset by the losses in ICBC. The remaining financial assets increased by $650 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	44,119	42,390	44,752	43,209	46,669
Self–supported debt	21,892	23,699	20,619	22,655	24,847
Total financial statement debt	66,011	66,089	65,371	65,864	71,516
Accounts payable and other liabilities	8,618	9,031	9,751	10,573	11,497
Deferred revenue	9,792	9,574	9,977	10,467	10,576
Total liabilities	84,421	84,694	85,099	86,904	93,589

In 2019/20, total liabilities increased by $6,685 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt increased by $3,460 million and self–supported financial statement debt increased by $2,192 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $109 million and accounts payable and other liabilities increased by $924 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

22	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	40,282	41,303	45,837	47,830	50,025
Other non–financial assets	2,786	2,937	2,840	2,948	3,208
Total non–financial assets	43,068	44,240	48,677	50,778	53,233

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2020, non–financial assets were $53,233 million which was $2,455 million higher than 2018/19 and $10,165 million higher than fiscal 2015/16. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $2,195 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus or deficit. They reduce future surpluses or deficits in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $2,195 million in 2019/20, and $10,997 million since the start of fiscal 2015/16 (including the Transportation Investment Corporation, which was fully consolidated in fiscal 2017/18). Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA	23

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	44,663	46,765	43,083	44,584	48,238
Less: liabilities	(84,421)	(84,694)	(85,099)	(86,904)	(93,589)
Net liabilities	(39,758)	(37,929)	(42,016)	(42,320)	(45,351)
Less: non–financial assets	43,068	44,240	48,677	50,778	53,233
Accumulated surplus	3,310	6,311	6,661	8,458	7,882

Net liabilities increased by $3,031 million in 2019/20. Liabilities include deferred revenue of $10,576 million, which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has increased slightly more than the increase in investments in infrastructure, resulting in a decrease in accumulated surplus from 2018/19. The accumulated surplus of the province was $7,882 million at the end of 2019/20, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, non–financial assets have increased while the measure of net liabilities has remained stable.

24	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The stable net liabilities to GDP is the result of net liabilities remaining in sync with the increase in economic growth as represented by GDP in 2019/20. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

2015/16 to 2019/20

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the negative range of the chart indicate that government must take a greater share of GDP to support existing operations, reduce the debt burden, or invest in infrastructure.

2015/16 to 2019/20

PROVINCE OF BRITISH COLUMBIA	25

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2015/16	2016/17	2017/18	2018/19	2019/20
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	66,011	66,089	65,371	65,864	71,516
Less: sinking fund assets	(1,580)	(1,087)	(1,348)	(752)	(692)
Third party guarantees and non–guaranteed debt	820	835	896	850	1,337
Total provincial debt	65,251	65,837	64,919	65,962	72,161

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $645 million higher than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self–supported Crown corporations.

Total provincial debt increased by $6,199 million in 2019/20 to fund capital projects. The debt of self–supported Crown corporations and agencies increased for investments in power projects and the implementation of international accounting standards for leases. Taxpayer–supported debt increased for the education sector by $1,171 million, BC Transportation Financing Authority by $900 million, the health sector by $539 million, and other taxpayer–supported corporations and agencies by $938 million.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. A decreasing ratio means that debt is growing slower than the growth of the economy as measured by GDP.

At the end of 2019/20, taxpayer–supported debt to GDP was 15.1%, which was slightly higher than the budgeted 15.0%, and increased from the prior year following the steady decline from fiscal 2015/16 to fiscal 2018/19. This was a result of government maintaining sufficient liquidity for the early months of fiscal 2020/21.

2015/16 to 2019/20

26	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2019/20, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2019: Aaa); Standard and Poor’s gave the province an AAA credit rating (2019: AAA); and Dominion Bond Rating Service gave the province an AA(high) credit rating (2019: AA(high)).

Credit Ratings March 31, 2020

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA(high)
Alberta	Aa2	A+	AA (low)
Saskatchewan	Aaa	AA	AA (low)
Manitoba	Aa2	A+	A(high)
Ontario	Aa3	A+	AA(low)
Quebec	Aa2	AA–	AA(low)
New Brunswick	Aa2	A+	A(high)
Nova Scotia	Aa2	AA–	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A(low)
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 131–144.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2019/20, the province spent 3.1 cents of each revenue dollar on interest on the provincial debt.

2015/16 to 2019/20

PROVINCE OF BRITISH COLUMBIA	27

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2019/20, the province had the equivalent of CAD$322 million in natural hedges.

2015/16 to 2019/20

28	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 2.8% in the 2019 calendar year, the third highest rate among the provinces, according to preliminary GDP by industry data from Statistics Canada. The estimated 2.8% growth for British Columbia in 2019 is higher than the government’s Budget 2020 estimate of 1.8%.

Real Gross Domestic Product in Calendar Year 2019

Growth was led by goods–producing industries (up 3.0%), with a mix of gains and losses across sectors in 2019. A notable increase was observed in construction (up 10.2%), as large gains in the subsectors of engineering construction (up 28.4%) and by non–residential building construction (up 20.5%) offset by a slight decline in residential construction (down 1.3%). There were slight increases in mining, quarrying, and oil and gas extraction (up 0.7%) and utilities (up 0.7%). Meanwhile, declines were observed in agriculture, forestry, fishing and hunting (down 3.6%) and manufacturing (down 1.4%).

Service–producing industries, which account for just over three–quarters of BC’s GDP, grew by 2.7% in 2019.Growth was broad–based across sectors. Professional, scientific and technical services (up 4.6%) and health care and social assistance (up 3.9%) were strong drivers of growth. Real estate and rental and leasing (up 3.3%) and finance and insurance (up 3.5%) also contributed significantly to overall economic growth.

Provincial Comparison

Unemployment Rate

British Columbia’s annual unemployment rate was 4.7% in 2019, unchanged from 2018. The unemployment rate in BC in 2019 was lower than the national unemployment rate of 5.7%. The average level of employment in BC increased by 2.6% in 2019, following a 1.1% increase in 2018.

2015 to 2019

PROVINCE OF BRITISH COLUMBIA	29

PUBLIC ACCOUNTS 2019/20

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•	the outcome of litigation, arbitration, and negotiations with third parties;

•	potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•	utilization rates for government services such as health care, children and family services, and income assistance;

•	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities
		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$150 to $175[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$10 to $40[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($93)
Debt	$500 million	($16) to ($17)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 67 of the Notes to the Consolidated Summary Financial Statements.

The government declared a state of emergency in March 2020 in response to the COVID–19 (Novel Coronavirus) global pandemic (see Note 40). The impact of the pandemic on the government’s financial position was not significant for the 2019/20 fiscal year; however, subsequent events are expected to have an impact on future financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2020

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Carole James
CAROLE JAMES
Chair, Treasury Board

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

Qualified Opinion

I have audited the summary financial statements of the Government of the Province of British Columbia (Government) using my staff and resources. The Engagement Leader, Peter Bourne, CPA, CA is responsible for this audit and its performance. The summary financial statements of Government comprise the consolidated statement of financial position at March 31, 2020, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and notes to the financial statements including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the summary financial statements present fairly, in all material respects, the financial position of the Government as at March 31, 2020, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian Public Sector Accounting Standards.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of my report. I am independent of Government in accordance with the ethical requirements that are relevant to my audit of the summary financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Under Canadian Public Sector Accounting Standards, Government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such Government’s method of accounting for those contributions represents a departure from Canadian Public Sector Accounting Standards.

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had Government made an adjustment for this departure in the current year, the liability for deferred revenue as at March 31, 2020 would have been lower by $5,684 million, contribution revenue, surplus for the year and accumulated surplus would have been higher by $5,684 million, and net liabilities would have been lower by $5,684 million.

Other Accompanying Information

Government is responsible for the information they reported in the annual Public Accounts report.

My opinion on the summary financial statements does not cover other information accompanying the financial statements and, except for my independent auditor’s opinion on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the summary financial statements, my responsibility is to read other information and, in doing so, consider whether the other information is materially inconsistent with the summary financial statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in Government’s accounting for the deferral of revenues. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the annual report affected by this departure from Canadian Public Sector Accounting Standards.

Responsibilities of Treasury Board for the Summary Financial Statements

The Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies. The Comptroller General of British Columbia (Comptroller General) is responsible for the preparation and fair presentation of the summary financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), and for such internal control as the Comptroller General determines is necessary to enable the preparation of the summary financial statements that are free from material misstatement, whether due to fraud or error.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

In preparing the summary financial statements, the Comptroller General is responsible for assessing Government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when the Government will continue its operations for the foreseeable future.

Auditor’s Responsibilities for the Audit of the Financial Statements

My objectives are to obtain reasonable assurance about whether the summary financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being Public Sector Accounting Standards for senior governments in Canada. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement, when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the summary financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Government’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Comptroller General.

•	Conclude on the appropriateness of the Comptroller General’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on Government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the summary financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause Government to cease to continue as a going concern.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

•	Evaluate the overall presentation, structure and content of the summary financial statements, including the disclosures, and whether the summary financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

The audit of the summary financial statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the summary financial statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

/s/ Russ Jones
Victoria, British Columbia, Canada	Russ Jones, FCPA, FCA, ICD.D
July 8, 2020	Acting Auditor General

PROVINCE OF BRITISH COLUMBIA	39

PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2020

		In Millions
	Note	2020	2019
		$	$
Financial Assets
Cash and cash equivalents		3,590	2,598
Temporary investments		395	431
Accounts receivable	3	5,165	5,262
Inventories for resale	4	68	77
Due from other governments	5	932	1,273
Due from self–supported Crown corporations and agencies	6	316	493
Equity in self–supported Crown corporations and agencies	7	6,515	5,732
Loans, advances and mortgages receivable	8	3,001	2,444
Other investments	9	2,796	2,975
Sinking fund investments	10	692	752
Loans for purchase of assets, recoverable from agencies	11	24,768	22,547
		48,238	44,584
Liabilities
Accounts payable and accrued liabilities	12	7,684	7,315
Employee future benefits	13	2,654	2,571
Due to other governments	14	436	544
Due to Crown corporations, agencies and trust funds	15	722	78
Deferred revenue	16	10,576	10,467
Employee pension plans	17	1	65
Taxpayer-supported debt	18	46,669	43,209
Self-supported debt	19	24,847	22,655
		93,589	86,904
Net assets (liabilities)	21	(45,351)	(42,320)

Non–financial Assets
Tangible capital assets	22	50,025	47,830
Restricted assets	23	1,931	1,834
Prepaid program costs	24	1,069	949
Other assets	25	208	165
		53,233	50,778
Accumulated surplus (deficit)	26	7,882	8,458

Measurement uncertainty	2
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28
Significant events	39
Subsequent events	40

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Comptroller General

40	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2020

	In Millions
	2020		2019
	Estimates
	(Note 34)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 29)	33,732	33,266	32,714
Contributions from the federal government	9,423	9,535	9,052
Fees and licenses	5,387	5,572	5,593
Miscellaneous	3,375	3,838	3,413
Net earnings of self–supported Crown corporations and agencies (Note 7)	3,311	2,918	2,005
Natural resources (Note 30)	2,623	2,268	3,108
Investment income	1,196	1,263	1,243
	59,047	58,660	57,128
Expense (Note 31)
Health	22,983	23,449	22,151
Education	14,609	14,734	14,089
Social services	5,760	5,887	5,343
Natural resources and economic development	3,270	3,778	3,825
Interest	2,797	2,727	2,684
Other	2,789	2,501	1,810
Transportation	2,300	2,126	2,021
General government	2,059	1,653	1,670
Protection of persons and property	1,706	2,126	2,004
	58,273	58,981	55,597
Surplus (deficit) for the year before unusual items	774	(321)	1,531
Forecast allowance	(500)
Surplus (deficit) for the year	274	(321)	1,531

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		8,427	6,896
Accumulated surplus (deficit)—before other comprehensive income		8,106	8,427
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—beginning of year		31	(235)
Other comprehensive income from self–supported Crown corporations and agencies (see page 99)		(255)	266
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—end of year		(224)	31
Accumulated surplus (deficit)—end of year		7,882	8,458

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA	41
PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2020

	In Millions
	2020		2019
	Estimates[1]	Actual	Actual
	$	$	$
Surplus (deficit) for the year	274	(321)	1,531
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(6,340)	(4,772)	(4,452)
(Gain) or loss on sale of tangible capital assets	(48)		(19)
Amortization of tangible capital assets	2,512	2,468	2,367
Disposals and valuation adjustments	40	109	111
	(3,836)	(2,195)	(1,993)
Effect of change in:
Restricted assets	(58)	(97)	(66)
Prepaid program costs	23	(120)	(79)
Other assets	(20)	(43)	37
	(55)	(260)	(108)
Effect of self–supported Crown corporations’ and agencies’ other comprehensive income	926	(255)	266
(Increase) in net liabilities	(2,691)	(3,031)	(304)
Net (liabilities)—beginning of year	(43,591)	(42,320)	(42,016)
Net (liabilities)—end of year (Note 21)	(46,282)	(45,351)	(42,320)

1The estimates amounts are from page 135 of the Budget and Fiscal Plan 2019/20–2021/22.

The accompanying notes and supplementary statements are an integral part of these financial statements.

42	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2020

	In Millions
	2020			2019
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			(321)	1,531
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			2,468	2,367
Amortization of public debt deferred revenue and deferred charges			(75)	31
Concessionary loan adjustments (decrease) increase			(4)	208
(Gain) or loss on sale of tangible capital assets				(19)
Valuation adjustment			251	207
Net earnings of self–supported Crown corporations and agencies			(2,918)	(2,005)
Unrealized gain on transfer of assets				65
Change in self–supported opening unremitted				(95)
Temporary investments decrease			36	40
Accounts receivable (increase)			(59)	(875)
Due from other governments decrease			341	152
Due from self–supported Crown corporations and agencies decrease			177	21
Accounts payable and accrued liabilities increase			369	816
Employee future benefits increase			83	81
Due to other governments (decrease)			(108)	(20)
Due to Crown corporations, agencies and funds increase (decrease)			644	(1)
Employee pension plan (decrease)			(64)	(54)
Items applicable to future operations (decrease) increase			(66)	450
Contributions from self–supported Crown corporations and agencies			2,625	2,681
Cash derived from operations			3,379	5,581

Capital Transactions
Tangible capital assets dispositions (acquisitions)	53	(4,772)	(4,719)	(4,379)
Cash (used for) capital	53	(4,772)	(4,719)	(4,379)

Investment Transactions
Investment in self–supported Crown corporations and agencies		(745)	(745)	(1)
Loans, advances and mortgages receivable (issues)	229	(821)	(592)	(276)
Other investments—net decrease (increase)	179		179	(272)
Restricted assets—net (increase)		(97)	(97)	(66)
Sinking fund investments—net decrease	97	(23)	74	561
Cash (used for) investments	505	(1,686)	(1,181)	(54)
Sub–total cash (requirements) excess			(2,521)	1,148

PROVINCE OF BRITISH COLUMBIA	43
PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2020

	In Millions
	2020			2019
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub–total cash (requirements) excess carried forward from previous page			(2,521)	1,148

Financing Transactions[2]
Public debt increase	36,459	(30,765)	5,694	492
(Used for) purchase of assets, recoverable from agencies	10,957	(13,138)	(2,181)	(2,011)
Cash derived from (used for) financing	47,416	(43,903)	3,513	(1,519)
Increase (decrease) in cash and cash equivalents			992	(371)
Cash and cash equivalents—beginning of year			2,598	2,969
Cash and cash equivalents—end of year			3,590	2,598

Cash and cash equivalents are made up of:
Cash			2,875	1,997
Cash equivalents			715	601
			3,590	2,598

1Interest received during the year was $1,213 million (2019: $1,246 million). Interest paid during the year was $2,711 million (2019: $2,695 million). Interest received includes interest income from the Statement of Operations in the amount of $1,263 million (2019: $1,243 million) plus the change in accrued interest receivable in the amount of $(50) million (2019: $3 million). Interest paid includes interest expense from the Statement of Operations in the amount of $2,727 million (2019: $2,684 million) plus the change in accrued interest payable in the amount of $(16) million (2019: $11 million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

44	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 85 – 87. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 147.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31) and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA	45
PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 88 – 95. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

46	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

1. Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a proration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Taxes payable by the province in the normal course of operations are reported on the gross basis, as are the related expenses.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 148. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA	47
PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

1. Significant Accounting Policies—Continued

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty–five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

48	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements for the Fiscal Year Ended March 31, 2020—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA	49

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2.	Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

50	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

2. Measurement Uncertainty—Continued

The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Certain estimates used in these financial statements may be subject to measurement uncertainty due to the COVID–19 pandemic (see Note 40). The amount of variability cannot be reasonably determined at this time.

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	177	158	233	(19)	56
Crime Victim Assistance Program	174	159	189	(15)	15
Silviculture Liability	157	141	173	(16)	16
Employee Leave Entitlements	377	365	396	(12)	19
Variability arises from uncertainty of the outcomes or the use of estimates.
Revenue

Taxation
Personal Income Tax	10,657	10,157	11,157	(500)	500
Contributions from the Federal Government
Canada Health Transfer payments[2]	5,447	5,407	5,487	(40)	40
Canada Social Transfer payments[2]	1,968	1,953	1,983	(15)	15

Expense (Note 31)

Government Transfers
Tax Transfers	1,413	1,213	1,613	(200)	200

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	51

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

3. Accounts Receivable

	In Millions
	2020	2019
	$	$
Accounts receivable	3,250	3,222
Taxes receivable	2,421	2,595
Accrued interest	337	287
	6,008	6,104
Provision for doubtful accounts	(843)	(842)
	5,165	5,262

4. Inventories for Resale

	In Millions
	2020	2019
	$	$
Properties	9	21
Miscellaneous	59	56
	68	77

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $156 million (2019: $152 million) including the effect of write–downs of $1 million (2019: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2020	2019
	$	$
Government of Canada:
Current	866	1,202
Provincial governments:
Current	19	24
Local governments:[1]
Current	44	44
Long–term	3	3
	932	1,273

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

52	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2020	2019
	$	$
British Columbia Liquor Distribution Branch	100	154
British Columbia Lottery Corporation	69	122
Columbia Power Corporation	61	70
UBC Properties Investments Ltd	54	54
British Columbia Hydro and Power Authority	10	81
SFU Community Trust	10	3
Vancouver Island Technology Park Trust	6	5
Heritage Realty Properties Ltd	3	3
Great Northern Way Campus Trust	1	1
Miscellaneous	2
	316	493

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 96 – 97 for details.

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2020				2019
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	5,612	(44)	5,588	4,881
Columbia Power Corporation	26	151		177	184
British Columbia Lottery Corporation		(25)	(7)	(32)	(65)
Insurance Corporation of British Columbia		(396)	(165)	(561)	105
	46	5,342	(216)	5,172	5,105
Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	941	40		981	225
British Columbia Railway Company[3]	107	115	(7)	215	200
Great Northern Way Campus Trust[4]	70	(19)		51	49
UBC Properties Investments Ltd		47		47	112
Real Estate Errors and Omissions Insurance Corporation[5]		26	(1)	25	24
SFU Community Trust		12		12	11
Vancouver Island Technology Park Trust[6]	1	1		2	2
Heritage Realty Properties Ltd[6]		1		1	1
Miscellaneous	1	8		9	3
	1,120	231	(8)	1,343	627
	1,166	5,573	(224)	6,515	5,732

PROVINCE OF BRITISH COLUMBIA	53

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

7. Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2020				2019
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance–beginning of year	46	5,021	38	5,105	5,609
Increase (decrease) in other comprehensive income			(254)	(254)	266
Net earnings of self–supported Crown corporations and agencies		2,826		2,826	1,933
Dividends		(2,258)		(2,258)	(2,382)
Adjustments to dividends		(247)		(247)	(256)
Unremitted gain on transfer of asset					(65)
Balance—end of year	46	5,342	(216)	5,172	5,105

Self–Supported Subsidiaries[1]
Balance–beginning of year	375	244	(7)	612	595
Prior period adjustments		15		15	2
Balance–beginning of year restated	375	259	(7)	627	597
Increase (decrease) in investment	745			745	1
Increase (decrease) in other comprehensive income			(1)	(1)
Net earnings of self–supported Crown corporations and agencies		92		92	72
Dividends		(71)		(71)	(32)
Transfers (to) from deferred revenue		(49)		(49)	(11)
Balance–end of year	1,120	231	(8)	1,343	627
	1,166	5,573	(224)	6,515	5,732

1Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5A subsidiary of the Real Estate Council of British Columbia.

6Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 96 – 99 for details.

54	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2020	2019
	$	$
Loans and Advances
Land tax deferment loans	1,381	1,168
BC student loans	1,017	1,029
Construction loans to social housing projects	594	319
Miscellaneous	288	200
	3,280	2,716
Provision for doubtful accounts	(301)	(296)
	2,979	2,420
Mortgages Receivable
Reconstruction Program	23	25
Provision for doubtful accounts	(1)	(1)
	22	24
	3,001	2,444

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Miscellaneous loans include commercial loans of $34 million (2019: $33 million) issued by Columbia Basin Trust bearing interest of 3.45% to 7.50% maturing by 2044 and loans of $21 million (2019: $22 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 7.45% maturing by 2030. Miscellaneous loans issued by University of British Columbia include unsecured promissory notes payable on demand of $78 million (2019: 71 million) issued to UBC Properties Trust, bearing interest at the greater of 2.50% or prime less 1% maturing by December 31, 2020 and housing and other loans receivable of $26 million (2019: $21 million) issued in accordance with University’s Housing Action Plan, bearing interest at the Canada Revenue Agency’s prescribed interest rate, maturing at 15 or 30 years.

PROVINCE OF BRITISH COLUMBIA	55

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9. Other Investments

	In Millions
	2020	2019
	$	$
Pooled investment portfolios	1,747	1,754
Equity investments	299	314
Municipal, corporate and other bonds	233	200
Provincial government bonds	80	84
British Columbia Ferry Services Inc	75	75
Government of Canada bonds	12	17
Commercial loans and investments	11	124
Miscellaneous	339	407
	2,796	2,975

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $1,995 million (2019: $2,178 million).

Equity investments have a market value of $376 million (2019: $403 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a market value of $233 million (2019: $209 million) with yields ranging from 0.62% to 9.98%. Maturity dates range from April 9, 2020 to April 12, 2078.

Provincial bonds of various provinces have a market value of $85 million (2019: $88 million), with yields ranging from 0.56% to 7.60%. Maturity dates range from July 15, 2020 to December 1, 2045.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Government of Canada bonds have a market value of $12 million (2019: $17 million), with yields ranging from 0.60% to 5.75%. Maturity dates range from February 1, 2021 to December 1, 2064.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $11 million (2019: $124 million) investment in power developments and other investments.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $345 million (2019: $422 million).

56	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

10. Sinking Fund Investments

	In Millions
	2020	2019
	$	$
Sinking fund investments related to taxpayer–supported debt	445	533
Sinking fund investments related to self–supported debt	247	219
	692	752

	In Millions
	2020	2019
	$	$
Provincial government bonds	456	438
Pooled investment portfolios	29	12
Local government bonds	5	4
Miscellaneous	202	298
	692	752

Provincial bonds of various provinces have a market value of $496 million (2019: $513 million), with yields ranging from 0.21% to 3.36%. Maturity dates range from April 1, 2020 to February 15, 2045.

Pooled investment portfolios have a market value of $29 million (2019: $12 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Local government bonds have a market value of $6 million (2019: $6 million), with yields of 1.51%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Miscellaneous investments have a market value of $202 million (2019: $298 million). These consist of Renminbi denominated bond proceeds with the market value of $200 million and corporate bonds with the market value of $2 million held in investment accounts.

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $139 million (2019: $126 million).

PROVINCE OF BRITISH COLUMBIA	57

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

11. Loans for Purchase of Assets, Recoverable from Agencies1

	In Millions
	2020	2019
	$	$
British Columbia Hydro and Power Authority	23,316	22,160
Columbia Basin Trust joint ventures[1]	990
Columbia Power Corporation	277	281
British Columbia Lottery Corporation	180	100
Improvement districts	5	6
	24,768	22,547

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

12. Accounts Payable and Accrued Liabilities

	In Millions
	2020	2019
	$	$
Accounts payable	3,805	3,704
Other accrued estimated liabilities[1]	3,211	2,959
Accrued interest on debt	668	652
	7,684	7,315

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

13. Employee Future Benefits

	In Millions
	2020	2019
	$	$
Vacation, compensatory time off, sick bank	1,229	1,161
Retirement allowance	762	739
Long–term disability	345	363
Post–retirement benefits	203	216
Worker compensation benefits	115	92
	2,654	2,571

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2020, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $(28) million (2019: $(33) million). During the year, the amount of benefits paid was $53 million (2019: $62 million).

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long–term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year–end.

58	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

14. Due to Other Governments

	In Millions
	2020	2019
	$	$
Government of Canada:
Current	355	368
Long–term	3	2
Provincial governments:
Current	21	25
Local governments:[1]
Current	57	149
	436	544

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2020	2019
	$	$
Columbia Basin Trust joint ventures[1]	651
Great Northern Way Campus Trust	10	10
Trust funds	61	68
	722	78

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	59

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

16. Deferred Revenue

	In Millions
	2020	2019
	$	$
Deferred restricted contributions	7,718	7,421
Unearned lease revenue	1,139	1,110
Tuition	501	500
Petroleum, natural gas and minerals, leases and fees	455	619
Motor vehicle licences and permits	279	281
Water rentals and recording fees	101	106
Derivative debt instruments	77	82
Forest Stand Management Fund	11	13
Medical Services Plan premiums		76
Miscellaneous	295	259
	10,576	10,467

Deferred restricted contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

Petroleum, natural gas and minerals, leases and fees include payments received from external sources to obtain exclusive subsurface tenure rights to explore for, or produce, petroleum and natural gas resources. Revenue is recognized over the average term of the tenures issued, currently estimated at 10 years.

17. Employee Pension Plans

	In Millions
	2020	2019
	$	$
Teachers’ Pension Plan		64
Members of the Legislative Assembly Superannuation Account	1	1
	1	65

Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

60	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

17. Employee Pension Plans—Continued

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non–Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $767 million (2019: $730 million), with estimated pension fund assets of $896 million (2019: $821 million), and an unamortized actuarial gain (loss) of $43 million (2019: $26 million). The accrued net asset (liability) is $86 million (2019: $65 million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $7,884 million (2019: $8,190 million), with estimated pension fund assets of $6,477 million (2019: $6,523 million). The accrued net (liability) asset is $(1,407) million (2019: $(1,667) million).

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short–term in nature.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2019/20 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

PROVINCE OF BRITISH COLUMBIA	61

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

17. Employee Pension Plans—Continued

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/17	Dec 31/18	Dec 31/17	Aug 31/18
Date of audited financial statements	Mar 31/19	Dec 31/18	Dec 31/18	Aug 31/19
Expected long–term rate of return	6.25%	6.25%	6.00%	6.25%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2020, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	21,122	29,030	21,547	3,970	75,669
Pension fund assets	23,343	32,973	23,105	4,431	83,852
	(2,221)	(3,943)	(1,558)	(461)	(8,183)
Unamortized actuarial gain (loss)	158	2,209	1,436	314	4,117
Accrued net obligation (asset)	(2,063)	(1,734)	(122)	(147)	(4,066)

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. When there is an accrued net obligation, the contribution rates will be increased to address the shortfall over the employees’ estimated remaining years of service. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2019 for each plan are: College Pension Plan 13.5% (2019: 2.2%), Public Service Pension Plan 13.4% (2019: 2.5%), Municipal Pension Plan 12.5% (2019: 2.1%), and Teachers’ Pension Plan 13.0% (2019: 2.3%).

The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $94 million (2019: $87 million), the Public Service Pension Plan $431 million (2019: $400 million), the Municipal Pension Plan $843 million (2019: $792 million), and the Teachers’ Pension Plan $375 million (2019: $396 million).

62	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

18. Taxpayer–supported Debt[1]

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2020	2019
		$	$	$	$	$
Short–term promissory notes	2020				0	2,961
	2021	2,942	1,562		4,504	0
Notes, bonds and debentures[3]	2020				0	2,786
	2021	1,943		200	2,143	2,137
	2022	2,397	990		3,387	3,386
	2023	2,457	1,233		3,690	3,686
	2024	2,681			2,681	2,617
	2025	1,269	1,663	712	3,644	1,957
	2026–2030	6,676	982	519	8,177	7,966
	2031–2035	3,669		257	3,926	2,339
	2036–2040	4,074		266	4,340	4,289
	2041–2045	5,437		452	5,889	5,675
	2046–2050	2,188		983	3,171	2,320
	2051–2055	520			520	553
	2056–2060	130			130	130
	2061–2063	181			181	181
Capital leases	2020–2047	285			285	253
Total debt issued at face value		36,849	6,430	3,389	46,668	43,236

Unamortized premium (discount)					1	(27)
Total taxpayer–supported debt					46,669	43,209

The effective interest rates (weighted average) as at March 31 on the above debt are:
2020					3.66%
2019						3.98%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2020 includes US$5,421 million which was fully hedged to CAD$6,430 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 1,503 million EURO was fully hedged to CAD$2,212 million, $870 million AUD was fully hedged to CAD$881 million, CNY 1 billion (CAD$200 million) was fully hedged with an investment in the same currency.

3Notes, bonds and debentures includes $2,819 million (2019: $2,749 million) in public private partnership obligations and $31 million (2019: $33 million) in other loans.

PROVINCE OF BRITISH COLUMBIA	63

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,282 million (2019: $3,406 million) at a weighted average interest rate of 4.87% (2019: 5.06%). These debentures mature at various dates from April 10, 2020 to July 12, 2049 with interest rates varying between 2.38% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $156 million (2019: $43 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $164 million (2019: $164 million) secured by land and buildings. The carrying value is $214 million (2019: $174 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2021	2,362
2022	3,380
2023	3,668
2024	2,672
2025	3,644
2026–2063	26,230
Total of stated minimum payments	41,956

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 2 years and 42 years, with interest rates ranging between 0.00% and 10.63%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $101 million (2019: $103 million), with a weighted average interest rate of 5.37% and maturing August 1, 2036, Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $99 million (2019: $64 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $36 million (2019: $36 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $20 million (2019: $19 million), with a weighted average interest rate of 4.19% and maturing July 31, 2044.

64	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2021	31
2022	27
2023	24
2024	22
2025	20
2026–2047	302
Total minimum lease payments	426
Less imputed interest	(141)
Total capital lease liability	285

PROVINCE OF BRITISH COLUMBIA	65

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

19. Self–supported Debt1

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2020	2019
		$	$	$	$	$
Short–term promissory notes	2020				0	3,053
	2021	1,828	1,048		2,876	0
Notes, bonds and debentures	2020				0	175
	2021	1,100			1,100	1,100
	2022	526			526	526
	2023	500			500	500
	2024	200			200	200
	2025				0	0
	2026–2030	4,750	659	391	5,800	5,487
	2031–2035	1,535		200	1,735	1,310
	2036–2040		382		382	376
	2041–2045	6,173			6,173	6,173
	2046–2050	3,695			3,695	3,420
	2051–2055	1,886			1,886	450
	2056–2060	60			60	60
	2061–2063	50			50	50
Total debt issued at face value		22,303	2,089	591	24,983	22,880

Unamortized premium (discount)					(104)	(210)
Unrealized foreign exchange gain (loss)					(32)	(15)
Total self–supported debt					24,847	22,655

The effective interest rates (weighted average) as at March 31 on the above debt are:

2020					3.50%
2019						3.73%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2020 includes US$1,587 million (CAD$2,089 million), of which US$1,360 million was fully hedged to CAD$1,767 million and US$227 million was unhedged (CAD$322 million), and 402 million EURO was fully hedged to CAD$591 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2019: $223 million) at a weighted average interest rate of 3.34% (2019: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2019: nil).

66	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2021	1,100
2022	526
2023	500
2024	200
2025	0
2026–2063	19,781
Total of stated minimum payments	22,107

PROVINCE OF BRITISH COLUMBIA	67

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge the exposure to these risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

Taxpayer–supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross–	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2021	39	144	1,562	1,745
	2022	990	442		1,432
	2023	1,233	1,050		2,283
	2024		117		117
	2025	2,375	5		2,380
	2026–2030	1,501	792		2,293
	2031–2035	257	211		468
	2036–2040	266	121		387
	2041–2045	452	100		552
	2046–2050	983	400		1,383
Total		8,096	3,382	1,562	13,040

1At March 31, 2020, fair market valuation was an unrealized gain of $1,276 million (2019: $772 million gain) on cross–currency swaps, and an unrealized gain of $447 million (2019: $290 million gain) on interest rate swaps, and an unrealized gain of $99 million (2019: $5 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

68	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Self–supported Portfolios (Notional Values)

			In Millions
				Advanced	Forward
		Cross–	Interest	Rate	Foreign
	Year of	Currency	Rate	Setting	Exchange
	Maturity	Swaps[2]	Swaps[2]	Agreements[2]	Contracts[2]	Total
		$	$	$	$	$
	2021			325	1,048	1,373
	2022					0
	2023					0
	2024					0
	2025					0
	2026–2030	391			436	827
	2031–2035	200	2,725			2,925
	2036–2040				283	283
	2041–2045					0
	2046–2050					0
	2051–2055		1,975			1,975
Total		591	4,700	325	1,767	7,383

2At March 31, 2020, fair market valuation was an unrealized gain of $14 million (2019: $11 million gain) on cross currency swaps, an unrealized loss of $951 million (2019: $222 million loss) on interest rate swaps, an unrealized loss of $79 million (2019: $51 million loss) on advanced rate setting agreements, and an unrealized gain of $166 million (2019: $14 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $30,804 million (2019: $28,230 million), allow floating rate exposure up to 45.00% (2019: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2020, floating rate debt exposure was 22.02% (2019: 20.10%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2019: 25.00%) of their debt which totals $23,158 million (2019: $22,054 million). At March 31, 2020, floating rate debt exposure for BC Hydro was 16.00% (2019: 13.80%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2020, a one percent change in interest rates would impact the annual debt servicing expense by $86 million (2019: $71 million) for the taxpayer–supported debt portfolio and $29 million (2019: $31 million) for the self–supported debt portfolio.

At March 31, 2020, swap agreements relating to investments held by taxpayer–supported portfolios included interest rate swaps totalling $44 million (2019: $44 million).

PROVINCE OF BRITISH COLUMBIA	69

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $30,804 million (2019: $28,230 million), allow unhedged foreign debt exposure up to 10.00% (2019: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2020, there was no unhedged foreign debt exposure of the government direct debt portfolio (2019: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2019: 5.00%) of its debt, which totals $23,158 million (2019: $22,054 million). At March 31, 2020, 0.30% (2019: 0.30%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2020, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2019: nil) for the taxpayer–supported debt portfolio; however, the self–supported debt portfolio would increase by $2 million (2019: $1 million).

At March 31, 2020, swap agreements relating to investments held by taxpayer–supported portfolios included cross–currency swaps totalling $39 million (2019: $37 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or received from the counterparties when there are no longer any outstanding obligations. As at March 31, 2020, gross counterparty exposure was valued at $972 million (2019: $819 million), and net collateral held was $172 million (2019: $156 million), for a net exposure of $800 million (2019: $663 million). Collateral held consists of $51 million cash paid which is included in accounts receivable (see Note 3) (2019: $93 million cash received included in accounts payable (see Note 12)), and $223 million (2019: $63 million) of securities received, which have not been recognized in the financial statements as it is held by a third party until the derivative transaction is completed or default occurs.

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

70	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

22. Tangible Capital Assets

	In Millions
	2020	2019
	$	$
Land and land improvements	5,531	5,245
Buildings (including tenant improvements)	24,550	23,323
Highway infrastructure	13,275	13,048
Transportation equipment	2,604	2,539
Computer hardware and software	1,904	1,630
Other	2,161	2,045
	50,025	47,830

See Consolidated Statement of Tangible Capital Assets on page 100.

The estimated useful lives of the more common tangible capital assets are: buildings (2–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–15 years); major software systems (1–15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2–40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The Expo Line and Millennium Line Use Agreements expire in January 2021 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,365 million (2019: $2,382 million).

The province received no donations of tangible capital assets during the year (2019: nil).

PROVINCE OF BRITISH COLUMBIA	71

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

23. Restricted Assets

	In Millions
	2020	2019
	$	$
Endowment funds	1,931	1,834

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24. Prepaid Program Costs

	In Millions
	2020	2019
	$	$
Prepaid program costs	1,069	949

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2020, the total inventories held for use or consumption was $414 million (2019: $377 million). During the year, the total expense due to the consumption of inventories was $1,419 million (2019: $1,370 million) including the effect of write–downs of $11 million (2019: $19 million).

25. Other Assets

	In Millions
	2020	2019
	$	$
Deferred debt instrument costs	112	129
Other deferred costs	96	36
	208	165

72	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2020	2019
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	8,551	7,016
Adjustments to accumulated surplus (deficit)[2,3]	(124)	(120)
Accumulated surplus (deficit)—beginning of year as restated	8,427	6,896
Surplus (deficit) for the year[4]	(321)	1,531
Accumulated surplus (deficit)—before other comprehensive income	8,106	8,427
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—beginning of year	31	(235)
Other comprehensive income from self–supported Crown corporations and agencies (see page 99)	(255)	266
Accumulated other comprehensive income from self–supported Crown corporations and agencies (see page 99)—end of year	(224)	31
Accumulated surplus (deficit)—end of year	7,882	8,458

[1]The opening accumulated surplus (deficit) figures for April 1, 2019 and April 1, 2018 are reported before accumulated other comprehensive income.
[2]During 2019/20, adjustments were made to the opening accumulated surplus for 2018/19 as follows:
University of British Columbia restatement of tuition revenue recognition	(49)
BC Transportation Financing Authority restatement for the recognition of advanced rate setting (ARS) losses	(40)
University of British Columbia restatement of leave liability	(31)
Total	(120)
[3]During 2019/20, adjustments were made to the opening accumulated surplus for 2019/20, for the following items:
University of British Columbia restatement of tuition revenue recognition	(49)
BC Transportation Financing Authority restatement for the recognition of advanced rate setting (ARS) losses	(40)
University of British Columbia restatement of leave liability	(35)
Total	(124)
[4]During 2019/20, adjustments were made to the reported surplus figure for the 2018/19 fiscal year as follows:
University of British Columbia restatement of leave liability	(4)
Total	(4)

PROVINCE OF BRITISH COLUMBIA	73

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets and items inherited by right of Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by the right of Crown is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has no contingent assets where the estimated amount is, or exceeds $100,000, and the occurrence of the confirming future event is likely.

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
						2026 and
	2021	2022	2023	2024	2025	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	15	12	12	11	2		52
Natural resources and economic development	328	335	324	310	308	4,058	5,663
Other	138	137	80	72	64	139	630
Transportation	449	663	640	374	187	1,292	3,605
	930	1,147	1,056	767	561	5,489	9,950
Self–supported Crown corporations and agencies
Natural resources and economic development	396	263	234	194	196	4,635	5,918
Transportation	5	5	5	5	5	35	60
Protection of persons and property	36	34	28	23	16	56	193
	437	302	267	222	217	4,726	6,171
Total	1,367	1,449	1,323	989	778	10,215	16,121

74	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2020 was $398 million (2019: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2020 totalled $14 million (2019: $14 million). See Consolidated Statement of Guaranteed Debt on page 101 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2020	2019
	$	$
Property access disputes	281	281
Tax disputes	48	30
Contract disputes	2	110
Negligence and miscellaneous	294	89
	625	510

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2020 was $138 million (2019: $111 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $99 million (2019: $78 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA	75

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2020	2019
	$	$
Mine sites	315	320
Transportation infrastructure	38	47
Industrial sites	26	27
Pulp mills	6	15
Salt sheds	5	4
Maintenance yards	2	2
Miscellaneous	113	71
	505	486

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2020, the weighted average cost of capital is 3.66% (2019: 3.98%).

As at the reporting date, 30 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and any future cost is not determinable.

Additional environmental liabilities of government business enterprises include $309 million (2019: $284 million) accrued by British Columbia Hydro and Power Authority, and $96 million (2019: $94 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2020, there were 65 First Nations in various stages of negotiation, including 40 First Nations in active or completed negotiations, representing two–thirds of the aboriginal people in British Columbia.

76	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty; however, a treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components in all Agreements in Principle will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•	In–SHUCK–ch, 9,474 hectares
•	Yekooche, 5,960 hectares
•	K’omoks, 1,733 hectares
•	Tla–o–qui–aht, 47 hectares
•	Nazko, 172 hectares
•	Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 1,182 hectares
•	Kitselas, 34,839 hectares
•	Kitsumkalum, 44,661 hectares
•	Wuikinuxv, 13,946 hectares
•	Ditidaht, 3,567 hectares
•	Pacheedaht, 1,593 hectares
•	Ktunaxa Nation Council, 418 hectares
•	Lake Babine Nation (BC only), 511 hectares with a one–time payment of $0.02 million
•	Kaska Dena Council, 677 hectares
•	Homalco, 822 hectares
•	Lheidli T’enneh, 3,416 hectares
•	NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,758 hectares
•	Wei Wai Kai (Cape Mudge First Nation), 3,100 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

In previous years, 80% of funding for First Nations’ negotiation costs had been in the form of loans from Canada and repayable from treaty settlements. The province had previously committed to reimburse Canada 50% of any negotiation support loans that defaulted, along with 50% of interest accrued. As at March 31, 2020, Canada forgave all outstanding comprehensive land claim negotiation debt (2019: $547 million).

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	77

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)	The BC Transportation Financing Authority has unrecorded contingent liabilities of $36 million (2019:

$40 million), including nil (2019: $2 million) for expropriation claims and $25 million (2019: $25 million) for contaminated sites.

(ii)	The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
						2026 and
	2021	2022	2023	2024	2025	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	2,210	698	575	515	484	5,483	9,965
Education	808	424	145	39	29	137	1,582
Social services	255	9	1				265
Natural resources and economic development	46	40	39	39	35	206	405
Other	501	334	260	214	182	4,761	6,252
Transportation	1,590	1,147	1,001	945	828	11,363	16,874
Protection of persons and property	401	405	404	393	394	2,930	4,927
General government	549	401	357	333	269	233	2,142
	6,360	3,458	2,782	2,478	2,221	25,113	42,412
Self–supported Crown corporations and agencies
Natural resources and economic development	2,873	2,700	2,554	2,286	1,648	40,009	52,070
Protection of persons and property	8	6	6	6	4	8	38
General government	74	5	2				81
	2,955	2,711	2,562	2,292	1,652	40,017	52,189
Total	9,315	6,169	5,344	4,770	3,873	65,130	94,601

78	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

29. Taxation Revenue
	In Millions
	2020	2019
	$	$
Personal income	10,657	11,364
Provincial sales	7,374	7,362
Corporate income	5,011	5,180
Property	2,608	2,617
Employer health	1,897	464
Carbon	1,682	1,465
Property transfer	1,609	1,826
Fuel	1,008	1,015
Tobacco	729	781
Harmonized sales		7
Other	691	633
	33,266	32,714

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $94 million (2019: $110 million) and corporate income tax were $144 million (2019: $108 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $172 million (2019: $162 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax reimbursements were $0.2 million (2019: $8 million).

Property tax revenue was recorded net of home owner grants of $852 million (2019: $829 million).

30. Natural Resource Revenue
	In Millions
	2020	2019
	$	$
Forests	988	1,406
Petroleum, natural gas and minerals	729	1,035
Water and other	551	667
	2,268	3,108

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $567 million (2019: $631 million). Natural resource revenue includes mining taxes of $250 million (2019: $404 million) and logging taxes of $28 million (2019: $123 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,920 million (2019: $2,622 million), road credits of $14 million (2019: $27 million) and summer drilling credits of $3 million (2019: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA	79

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

31. Expense

	In Millions
	2020	2019
	$	$
Total Expense by Group Account Classification
Salaries and benefits	22,832	21,148
Government transfers	16,471	15,228
Operating costs	13,536	13,297
Interest[1]	2,727	2,684
Amortization	2,468	2,367
Other	947	873
	58,981	55,597

1Includes foreign exchange loss amortization of $2 million (2019: loss amortization of $2 million).

32. Valuation Allowances

	In Millions
	2020	2019
	$	$
Accounts receivable	156	156
Tangible capital assets	56	38
Loans, advances and mortgages receivable	39	13
	251	207

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

80	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2020	2019
	$	$	$	$
Public Guardian and Trustee of British Columbia[1,2]—administered by government officials	1,100	(49)	1,051	1,037
Credit Union Deposit Insurance Corporation of British Columbia[1]—administered by various government officials and a non–government investment corporation	778	(4)	774	719
Supreme and provincial court (Suitors’ Funds)—administered by the Courts	147		147	130
Other trust funds—administered by various government officials	195	(54)	141	147
	2,220	(107)	2,113	2,033

1These organizations are reported under International Financial Reporting Standards.

2The financial statements are draft and unaudited when the Public Accounts are prepared.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2020, presented to the Legislative Assembly February 19, 2019.

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

PROVINCE OF BRITISH COLUMBIA	81

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

36. Asset Retirement Obligations1

	In Millions
	2020	2019
	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	25	23
Natural resources and economic development	10	11
Health	2	2
	37	36
Self–supported Crown corporations and agencies
Transportation	243	203
Natural resources and economic development	77	53
General government	1	1
	321	257
	358	293

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self–supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

82	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

	In Millions
	2020	2019
	$	$
Consolidated Statement of Financial Position
Financial assets	107	109
Liabilities	133	133
Net liabilities	(26)	(24)
Non–financial assets	65	63
Accumulated surplus (deficit)	39	39

	In Millions
	2020	2019
	$	$
Consolidated Statement of Operations
Revenue	181	175
Expenses	181	172
Surplus (deficit) for the year	0	3
Accumulated surplus (deficit)—beginning of year	39	36
Accumulated surplus (deficit)—end of year	39	39

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2020 of $5,005 million (2019: $4,257 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2020 of $1,065 million (2019: $1,120 million decrease). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

PROVINCE OF BRITISH COLUMBIA	83

PUBLIC ACCOUNTS 2019/20

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2020—Continued

39. Significant Events

Columbia Basin Trust and Columbia Power Corporation

On April 16, 2019, Columbia Basin Trust and Columbia Power Corporation purchased Fortis Inc.’s 51% interest in the Waneta Expansion Power Corporation (formerly known as Waneta Expansion Limited Partnership) for $991 million. This purchase has been reported proportionately within each organization. The Waneta Expansion Power Corporation holds the assets and liabilities of the Waneta Expansion hydroelectric generating facility.

40. Subsequent Events

COVID–19 (Novel Coronavirus) Global Pandemic

On March 18, 2020, the Government of British Columbia declared a state of emergency in response to the COVID–19 Novel Coronavirus global pandemic that continued to be in force at the time these financial statements were completed. To minimize transmission of the virus, the Provincial Health Officer issued orders directed to all British Columbians and organizations operating in the province. Some actions taken will have an impact on future financial statements.

On March 23, 2020, the Legislative Assembly authorized $5 billion in government spending for fiscal year 2020/21 through Supplementary Estimates to support the pandemic response and economic recovery. The future financial impacts of the pandemic on the province are not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA	85

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2020

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

St Joseph’s General Hospital3

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

Coast Mountain College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

86	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2020—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

Innovate BC

Nechako–Kitamaat Development Fund Society

Oil and Gas Commission

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.4

BC Financial Services Authority4

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Real Estate Council of British Columbia

Real Estate Foundation of British Columbia

PROVINCE OF BRITISH COLUMBIA	87

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2020—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority5

British Columbia Liquor Distribution Branch6

British Columbia Lottery Corporation6

Columbia Power Corporation5

Insurance Corporation of British Columbia7

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 88) and on the Consolidated Statement of Operations by Sector (page 92).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3This organization was wound up during the year.

4This organization was established during the year.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA	88

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2020

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,658	1,498	2,839	2,652	8	4	232	250	502	(130)
Temporary investments	3	1	101	90	2	3	183	236
Accounts receivable	753	733	274	311	45	42	382	437	431	350
Inventories for resale	2	2	25	26			34	32
Due from Crown corporations and agencies	5	3	35	26	1	1	15	6
Due from other governments	51	58	72	65	15	35	124	135
Due from self–supported Crown corporations and agencies			76	66			71	151
Equity in self–supported Crown corporations and agencies			122	178			6,746	5,290
Loans, advances and mortgages receivable	5	5	889	850	1	1	80	98
Other investments	73	72	2,157	2,237		4	217	321	9	9
Sinking fund investments			52	49					692	752
Loans for purchase of assets, recoverable from agencies									36,777	33,613
	2,550	2,372	6,642	6,550	72	90	8,084	6,956	38,411	34,594

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2020

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	89	458	84	51	317	325	47	35	(2,186)	(2,545)	3,590	2,598
Temporary investments	106	101									395	431
Accounts receivable	288	301	41	39	2,994	3,097	97	86	(140)	(134)	5,165	5,262
Inventories for resale	1	1	1	12	2	2	3	2			68	77
Due from Crown corporations and agencies		1	39	50					(95)	(87)	0	0
Due from other governments	23	8	165	161	239	522	243	289			932	1,273
Due from self-supported Crown corporations and agencies					169	276					316	493
Equity in self-supported Crown corporations and agencies			215	200	(32)	(65)	(536)	129			6,515	5,732
Loans, advances and mortgages receivable	674	387			1,379	1,165		1	(27)	(63)	3,001	2,444
Other investments	185	181	76	75			79	76			2,796	2,975
Sinking fund investments			102	96					(154)	(145)	692	752
Loans for purchase of assets, recoverable from agencies									(12,009)	(11,066)	24,768	22,547
	1,366	1,438	723	684	5,068	5,322	(67)	618	(14,611)	(14,040)	48,238	44,584

PROVINCE OF BRITISH COLUMBIA	90

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2020

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,704	1,570	1,464	1,274	134	90	1,432	1,353	660	737
Employee future benefits	1,278	1,258	652	637	27	26	34	30
Due to other governments	70	70	32	14			24	30
Due to Crown corporations, agencies and trust funds	12	22	4	4	2	2	652	2	2,197	2,555
Due to the Province of British Columbia					6	6	11	16
Deferred revenue	2,385	2,423	4,460	4,309	8	11	941	1,117	77	82
Employee pension plans				64
Taxpayer–supported debt	1,803	1,797	838	847			182	202	42,991	39,630
Self–supported debt									24,847	22,655
	7,252	7,140	7,450	7,149	177	135	3,276	2,750	70,772	65,659
Net assets (liabilities)	(4,702)	(4,768)	(808)	(599)	(105)	(45)	4,808	4,206	(32,361)	(31,065)

Non–financial Assets

Tangible capital assets	8,643	8,248	17,329	16,381	169	172	2,276	2,295
Restricted assets	5	5	1,926	1,827
Prepaid program costs	357	271	263	241	24	33	262	245
Other assets	89	31	7	5				1	42	43
	9,094	8,555	19,525	18,454	193	205	2,538	2,541	42	43
Accumulated surplus (deficit)	4,392	3,787	18,717	17,855	88	160	7,346	6,747	(32,319)	(31,022)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2020

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	540	530	652	656	878	919	397	349	(177)	(163)	7,684	7,315
Employee future benefits	13	12	31	31	570	535	49	42			2,654	2,571
Due to other governments	20	102			38	106	252	222			436	544
Due to Crown corporations, agencies and trust funds	67	68	8			1	1	1	(2,221)	(2,577)	722	78
Due to the Province of British Columbia	3	3	2	1					(22)	(26)	0	0
Deferred revenue	174	152	2,212	2,056	12	14	307	303			10,576	10,467
Employee pension plans					1	1					1	65
Taxpayer–supported debt	223	225	12,505	11,535	318	247			(12,191)	(11,274)	46,669	43,209
Self–supported debt											24,847	22,655
	1,040	1,092	15,410	14,279	1,817	1,823	1,006	917	(14,611)	(14,040)	93,589	86,904
Net assets (liabilities)	326	346	(14,687)	(13,595)	3,251	3,499	(1,073)	(299)	0	0	(45,351)	(42,320)

Non–financial Assets

Tangible capital assets	2,337	2,054	17,566	17,215	1,607	1,386	115	96	(17)	(17)	50,025	47,830
Restricted assets				2							1,931	1,834
Prepaid program costs	49	43	27	28	83	78	4	10			1,069	949
Other assets			70	85							208	165
	2,386	2,097	17,663	17,330	1,690	1,464	119	106	(17)	(17)	53,233	50,778
Accumulated surplus (deficit)	2,712	2,443	2,976	3,735	4,941	4,963	(954)	(193)	(17)	(17)	7,882	8,458

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	92

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2020

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation
Contributions from the federal government	203	161	1,127	1,133	152	183	167	171
Fees and licenses	1,581	1,840	2,725	2,567	4	4	140	116
Miscellaneous	1,282	1,177	1,526	1,400	19	16	261	183
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	62	61	235	224	18	18	854	647
Natural resources							2,268	3,108
Investment income	27	29	222	236	2	2	24	36	1,347	1,295
Total revenue	3,155	3,268	5,835	5,560	195	223	3,714	4,261	1,347	1,295

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2020

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	96	93	575	567	32,595	32,054					33,266	32,714
Contributions from the federal government	129	94	156	138	7,527	7,123	74	49			9,535	9,052
Fees and licenses	33	35	57	55	68	31	964	945			5,572	5,593
Miscellaneous	102	81	102	72	442	404	220	177	(116)	(97)	3,838	3,413
Contributions from the provincial government / net earnings of self-supported Crown corporations and agencies	42	35	27	22	2,444	2,509	(366)	(1,153)	(398)	(358)	2,918	2,005
Natural resources											2,268	3,108
Investment income	12	15	12	11	92	69	3	3	(478)	(453)	1,263	1,243
Total revenue	414	353	929	865	43,168	42,190	895	21	(992)	(908)	58,660	57,128

PROVINCE OF BRITISH COLUMBIA	94

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2020

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	9,380	8,700	10,136	9,444	538	492	728	695
Government transfers	6,168	5,961	1,251	1,408	4,108	3,710	1,975	1,749
Operating costs	7,395	6,931	2,301	2,255	1,211	1,124	679	1,026
Interest	122	120	43	43			22	6	2,551	2,528
Amortization	608	600	861	807	24	22	120	119
Other	197	236	238	230	67	59	297	254
Operating expense	23,870	22,548	14,830	14,187	5,948	5,407	3,821	3,849	2,551	2,528
Surplus (deficit) for the Fiscal Year ended March 31	(20,715)	(19,280)	(8,995)	(8,627)	(5,753)	(5,184)	(107)	412	(1,204)	(1,233)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2020

	In Millions
							Protection of Persons
	Other[2]		Transportation		General Government[3]		and Property		Adjustments[4]		Total
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	212	208	207	183	640	534	991	892			22,832	21,148
Government transfers	2,030	1,372	254	202	112	276	839	796	(266)	(246)	16,471	15,228
Operating costs	155	141	1,000	1,005	540	527	262	293	(7)	(5)	13,536	13,297
Interest	11	10	443	418	14	12			(479)	(453)	2,727	2,684
Amortization	97	86	618	617	116	96	24	20			2,468	2,367
Other	20	16	60	22	278	240	30	20	(240)	(204)	947	873
Operating expense	2,525	1,833	2,582	2,447	1,700	1,685	2,146	2,021	(992)	(908)	58,981	55,597
Surplus (deficit) for the Fiscal Year ended March 31	(2,111)	(1,480)	(1,653)	(1,582)	41,468	40,505	(1,251)	(2,000)	0	0	(321)	1,531

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA	96

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self-supported Crown Corporations and Agencies1

as at March 31, 2020

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2020	2019
	Development[2]	Property[3]	Government[4]	Sub-Total	Sub-Total
	$	$	$	$	$
Assets
Cash and cash equivalents	204	53	48	305	357
Accounts receivable	1,209	2,249	54	3,512	3,259
Inventories	193		195	388	385
Other investments	1,025	18,308		19,333	17,797
Tangible capital assets	31,431	470	711	32,612	30,204
Other assets	5,824	477	42	6,343	5,702
Total Assets	39,886	21,557	1,050	62,493	57,704

Liabilities
Accounts payable and accrued liabilities	5,672	19,038	473	25,183	21,949
Deferred revenue	2,965	3,037	28	6,030	5,970
Due to Province of British Columbia	71		169	240	427
Debt due to Province of British Columbia	23,988		180	24,168	22,783
Other debt	1,425	43	232	1,700	1,470
	34,121	22,118	1,082	57,321	52,599

Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(44)	(165)	(7)	(216)	38
Unremitted earnings—end of year	5,763	(396)	(25)	5,342	5,021
	5,765	(561)	(32)	5,172	5,105
Total Liabilities and Equity	39,886	21,557	1,050	62,493	57,704

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self-supported Crown Corporations and Agencies1

as at March 31, 2020—Continued

	In Millions
				Protection of
		Natural		Persons and
	Education	Resources	Transportation	Property	2020	2019
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	72	33	119	1	530	546
Accounts receivable	91	512	3		4,118	3,416
Inventories	60				448	451
Other investments	25		214	62	19,634	18,079
Tangible capital assets	571	885	251	1	34,320	31,111
Other assets	11	259	2		6,615	5,900
Total Assets	830	1,689	589	64	65,665	59,503

Liabilities
Accounts payable and accrued liabilities	67	19	346	26	25,641	22,337
Deferred revenue	23	1	27	12	6,093	6,029
Due to Province of British Columbia	76				316	493
Debt due to Province of British Columbia	36				24,204	22,854
Other debt	506	688	1	1	2,896	2,058
	708	708	374	39	59,150	53,771

Equity
Investment by Province of British Columbia	72	941	107		1,166	421
Other comprehensive income			(7)	(1)	(224)	31
Unremitted earnings–end of year	50	40	115	26	5,573	5,280
	122	981	215	25	6,515	5,732
Total Liabilities and Equity	830	1,689	589	64	65,665	59,503

1Self– supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA	98

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2020

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	General	2020	2019
	Development[2]	Property[3]	Government[4]	Sub-Total	Sub-Total
	$	$	$	$	$
Revenue	6,348	7,492	6,385	20,225	19,355
Expense	5,590	7,868	3,941	17,399	17,422
Net earnings of self–supported Crown corporations and agencies	758	(376)	2,444	2,826	1,933
Dividends	(61)		(2,197)	(2,258)	(2,382)
Adjustments to dividends			(247)	(247)	(256)
Transfers (to) from deferred revenue				0	0
Increase (decrease) in unremitted earnings in self–supported Crown corporations and agencies	697	(376)	0	321	(705)
Unremitted earnings—beginning of year	5,066	(20)	(25)	5,021	5,726
Adjustments to unremitted earnings				0	0
Unremitted earnings—end of year	5,763	(396)	(25)	5,342	5,021
Accumulated other comprehensive income—beginning of year	(47)	125	(40)	38	(228)
Adjustments to accumulated other comprehensive income				0	0
Other comprehensive income	3	(290)	33	(254)	266
Accumulated other comprehensive income—end of year	(44)	(165)	(7)	(216)	38
Investment by Province of British Columbia	46			46	46
Equity in self–supported Crown corporations and agencies for the year	5,765	(561)	(32)	5,172	5,105

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self-supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2020—Continued

	In Millions
				Protection of
				Persons and
	Education	Natural Resources	Transportation	Property	2020	2019
	subsidiaries[5]	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Grand Total	Grand Total
	$	$	$	$	$	$
Revenue	73	133	29	13	20,473	19,523
Expense	66	64	16	10	17,555	17,518
Net earnings of self–supported Crown corporations and agencies	7	69	13	3	2,918	2,005
Dividends	(14)	(57)			(2,329)	(2,414)
Adjustments to dividends					(247)	(256)
Transfers (to) from deferred revenue	(49)				(49)	(11)
Increase (decrease) in unremitted earnings in self—supported Crown corporations and agencies	(56)	12	13	3	293	(676)
Unremitted earnings—beginning of year	91	28	102	23	5,265	5,954
Adjustments to unremitted earnings	15				15	2
Unremitted earnings—end of year	50	40	115	26	5,573	5,280
Accumulated other comprehensive income—beginning of year			(8)	1	31	(235)
Adjustments to accumulated other comprehensive income Other comprehensive income			1	(2)	(255)	266
Accumulated other comprehensive income—end of year	0	0	(7)	(1)	(224)	31
Investment by Province of British Columbia	72	941	107		1,166	421
Equity in self-supported Crown corporations and agencies for the year	122	981	215	25	6,515	5,732

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

8Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA	100

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2020

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2020	2019
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	5,560	37,907	23,798	4,046	4,479	6,713	82,503	78,694
Additions	326	2,256	823	168	607	592	4,772	4,452
Disposals and valuation adjustments	(21)	(123)	(64)	(42)	(144)	(297)	(691)	(643)
	5,865	40,040	24,557	4,172	4,942	7,008	86,584	82,503
Accumulated Amortization
Opening balance	(315)	(14,584)	(10,750)	(1,507)	(2,849)	(4,668)	(34,673)	(32,857)
Amortization expense	(25)	(1,003)	(545)	(99)	(324)	(472)	(2,468)	(2,367)
Effect of disposals and valuation adjustments	6	97	13	38	135	293	582	551
	(334)	(15,490)	(11,282)	(1,568)	(3,038)	(4,847)	(36,559)	(34,673)

Net book value for the year ended March 31, 2020	5,531	24,550	13,275	2,604	1,904	2,161	50,025

Net book value for the year ended March 31, 2019	5,245	23,323	13,048	2,539	1,630	2,045		47,830

1This statement includes assets that are held on capital leases at March 31, 2020 at a gross value of $383 million less accumulated amortization of $(165) million for a net book value totalling $218 million (2019: gross value of $385 million less accumulated amortization of $(157) million for a net book value of $228 million) comprised of: heavy equipment gross $2 million less accumulated amortization $(2) million for a net book value of Nil (2019: gross $2 million less accumulated amortization $(2) million for a net book value of Nil); computer hardware/software gross $105 million less accumulated amortization $(79) million for a net book value of $26 million (2019: gross $104 million less accumulated amortization $(79) million for a net book value of $25 million); buildings gross $251 million less accumulated amortization $(60) million for a net book value of $191 million (2019: gross $251 million less accumulated amortization $(53) million for a net book value $198 million); and other assets gross $26 million less accumulated amortization $(24) million for a net book value of $2 million (2019: gross $25 million less accumulated amortization $(23) million for a net book value of $2 million).

2Historical cost includes work–in–progress at March 31, 2020 totalling $4,584 million (2019: $3,678 million) comprised of: buildings $2,490 million (2019: $1,969 million); land improvements $63 million (2019: $49 million); highway infrastructure $785 million (2019: $726 million); transportation equipment $251 million (2019: $151 million); computer hardware/software $888 million (2019: $698 million); and specialized equipment $107 million (2019: $85 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2020 totalling $12 million (2019: $21 million).

3“Other” at net book value includes office furniture and equipment $874 million (2019: $743 million), vehicles $98 million (2019: $98 million), machinery $1,080 million (2019: $1,020 million) and miscellaneous $110 million (2019: $185 million).

PROVINCE OF BRITISH COLUMBIA	101

PUBLIC ACCOUNTS 2019/20

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2020

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2020		2019
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375		375	1
Subtotal, general government	375	0	375	1
Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	13	5	13	4
Subtotal, natural resources and economic development	13	5	13	4
Total taxpayer-supported guaranteed debt	388	5	388	5

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	15	398	15
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	398	14	398	14

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2019: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)	the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)	the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations)
BC Family Maintenance Agency Ltd.	8	(8)
BC Financial Services Authority	22	(12)	10	(8)		2
BC Games Society	3	(3)
BC Immigrant Investment Fund Ltd	1	(1)
BC Infrastructure Benefits Inc.	9	(9)
BCNET	22	(21)	1	3		4
B.C. Pavilion Corporation	126	(133)	(7)	(22)		(29)
BC Transportation Financing Authority	689	(1,383)	(694)	(125)		(819)
British Columbia Assessment Authority[3]	103	(102)	1			1
British Columbia Housing Management Commission	1,296	(1,296)		6		6
British Columbia Public School Employers’ Association	8	(8)
British Columbia Securities Commission	64	(55)	9			9
British Columbia Transit	344	(344)		3		3
Canadian Blood Services	180	(186)	(6)	6
Columbia Basin Trust	17	(96)	(79)		57	(22)
Community Living British Columbia	1,117	(1,117)		3		3
Community Social Services Employers’ Association of British Columbia	3	(3)		1		1
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	53	(53)
First Peoples’ Heritage, Language and Culture Council	21	(21)
Forest Enhancement Society of BC	62	(61)	1	(58)		(57)
Forestry Innovation Investment Ltd.	24	(24)
Health Employers Association of British Columbia	24	(24)		4		4

PROVINCE OF BRITISH COLUMBIA	106

PUBLIC ACCOUNTS 2019/20

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2020—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer-supported (Government Organizations) —Continued
Industry Training Authority	111	(111)		(2)		(2)
Innovate BC	8	(8)		1		1
Knowledge Network Corporation	14	(12)	2	2		4
Legal Services Society	106	(109)	(3)			(3)
Nechako–Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	90	(113)	(23)			(23)
Organized Crime Agency of British Columbia Society	21	(20)	1	1		2
Partnerships British Columbia Inc	11	(10)	1			1
Post–Secondary Employers’ Association	2	(2)
Provincial Rental Housing Corporation	115	(92)	23	132		155
Real Estate Council of British Columbia	15	(15)
Real Estate Foundation of British Columbia	8	(8)
The British Columbia Council for International Education	3	(3)
The Royal British Columbia Museum Corporation	24	(24)		1		1
Taxpayer–supported Crown corporations and agencies	4,726	(5,489)	(763)	(52)	57	(758)

SUCH Sector
School Districts	7,088	(6,995)	93	352		445
Universities	5,528	(5,252)	276	34	14	324
Colleges and Institutes	1,501	(1,465)	36	46		82
Health Authorities	16,897	(16,885)	12	297		309
Hospital Societies	1,146	(1,143)	3	6		9
SUCH sector	32,160	(31,740)	420	735	14	1,169
Net impact of taxpayer-supported Crown corporations, agencies and SUCH sector	36,886	(37,229)	(343)	683	71	411

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2020—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self-supported (Government Enterprises)
British Columbia Hydro and Power Authority	6,269	(5,565)	704			704
British Columbia Liquor Distribution Branch	3,854	(2,747)	1,107		(1,107)
British Columbia Lottery Corporation	2,531	(1,194)	1,337		(1,337)
Columbia Power Corporation	79	(25)	54		(61)	(7)
Insurance Corporation of British Columbia	7,492	(7,868)	(376)			(376)
Sub-total	20,225	(17,399)	2,826	0	(2,505)	321
British Columbia Railway Company[4]	29	(16)	13			13
Columbia Basin Trust joint ventures5	133	(64)	69		(57)	12
Real Estate Errors and Omissions Insurance Corporation[6]	13	(10)	3			3
Great Northern Way Campus Trust[7]	9	(6)	3		(1)	2
Heritage Realty Properties Ltd[8]	8	(8)
SFU Community Trust	1		1		(10)	(9)
UBC Properties Investments Ltd	(6)		(6)			(6)
Vancouver Island Technology Park Trust[8]	6	(5)	1		(2)	(1)
Miscellaneous	55	(47)	8		(1)	7
Sub-total	248	(156)	92	0	(71)	21
Net impact of self–supported Crown corporations and agencies	20,473	(17,555)	2,918	0	(2,576)	342

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority include a stub period reversal of January–March 2019 and an inclusion of the stub period of January–March 2020.

4Subsidiary of BC Transportation Financing Authority.

5Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Subsidiary of Real Estate Council of British Columbia.

7Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

8Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA	108

PUBLIC ACCOUNTS 2019/20

SUCH 1 Statement of Financial Position

as at March 31, 2020

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2020	2019
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,623	672	422	1,743	4,460	4,109
Temporary investments	3	47	13	36	99	91
Accounts receivable	369	224	30	56	679	607
Inventories for resale	26	16	8		50	45
Due from Crown corporations, agencies and trust funds	275	32	26	11	344	560
Due from other governments	34	15	5	3	57	59
Due from self-supported Crown corporations and agencies		73	2		75	66
Equity in self-supported Crown corporations and agencies		103	14	2	119	162
Loans, advances and mortgages receivable	118	110			228	163
Other investments	1	2,405	152	19	2,577	2,767
Sinking fund investments		48	12		60	56
Financial assets before accounting adjustments	2,449	3,745	684	1,870	8,748	8,685
Policy accounting adjustments	(49)	(423)	11	37	(424)	(521)
Financial assets	2,400	3,322	695	1,907	8,324	8,164

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

SUCH 1 Statement of Financial Position

as at March 31, 2020—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2020	2019
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,208	543	182	538	2,471	2,129
Employee future benefits	1,256	298	93	226	1,873	1,716
Due to other governments	49	6	5		60	53
Due to Crown corporations, agencies and trust funds	37	4	7		48	62
Deferred revenue	7,269	6,329	1,386	6,679	21,663	20,794
Taxpayer-supported debt	1,803	709	110	18	2,640	2,643
Liabilities before accounting adjustments	11,622	7,889	1,783	7,461	28,755	27,397
Policy accounting adjustments	(4,984)	(2,761)	(1,016)	(6,110)	(14,871)	(14,120)
Liabilities	6,638	5,128	767	1,351	13,884	13,277
Net liabilities	(4,238)	(1,806)	(72)	556	(5,560)	(5,113)

Non–financial Assets

Tangible capital assets	8,761	7,129	1,597	8,591	26,078	24,729
Restricted assets	4	1,880	43	2	1,929	1,849
Prepaid program costs	295	115	10	13	433	337
Other assets	87	3	2	3	95	35
Non–financial assets before accounting adjustments	9,147	9,127	1,652	8,609	28,535	26,950
Policy accounting adjustments	(148)	103	(7)	(4)	(56)	(79)
Non–financial assets	8,999	9,230	1,645	8,605	28,479	26,871
Accumulated surplus (deficit)	4,761	7,424	1,573	9,161	22,919	21,758

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA	110

PUBLIC ACCOUNTS 2019/20

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2020	2019
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	31	507	22	17	577	579
Fees and licenses	475	1,880	571	258	3,184	2,991
Contributions from the provincial government/Crown corporations and agencies	15,929	1,955	769	6,412	25,065	23,445
Miscellaneous	602	1,029	123	366	2,120	2,007
Investment income	16	162	18	35	231	223
Total revenue	17,053	5,533	1,503	7,088	31,177	29,245

Expense
Salaries and benefits	9,139	3,335	1,005	5,716	19,195	17,873
Government transfers		294	13		307	276
Operating costs	7,090	1,035	295	937	9,357	8,862
Interest	122	38	4	1	165	159
Amortization	596	415	104	334	1,449	1,379
Other	91	135	44	7	277	286
Total operating expense	17,038	5,252	1,465	6,995	30,750	28,835
Surplus (deficit) for the year before accounting adjustments	15	281	38	93	427	410
Policy accounting adjustments	303	34	46	352	735	474
Surplus (deficit) for the year	318	315	84	445	1,162	884

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA	111

PUBLIC ACCOUNTS 2019/20

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20201

(Unaudited)

				Variance
				2019/20	2019/20
	2019/20	2019/20	2018/19	Actual	vs
	Budget	Actual	Actual	To Budget	2018/19
Consolidated Revenue Fund[2]	31,350	31,774	30,891	424	883
Taxpayer–supported Crown corporations and agencies[3]	5,543	5,985	5,258	442	727
Total staff utilization	36,893	37,759	36,149	866	1,610

The table above provides a summary of full–time equivalent (FTE) employment.

1Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA	115

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2020

(Unaudited)

	In Millions
	2020	2019
	$	$
Financial Assets
Cash and cash equivalents	851	232
Accounts receivable	4,637	4,740
Inventories for resale	45	43
Due from other governments	841	1,182
Due from Crown corporations and agencies	240	430
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,158	1,956
Other investments	348	347
Loans for purchase of assets, recoverable from agencies	36,777	33,613
	46,491	43,137
Liabilities

Accounts payable and accrued liabilities	4,469	4,501
Employee future benefits	688	644
Due to other governments	375	489
Due to Crown corporations, agencies and trust funds	2,597	3,157
Deferred revenue	1,085	1,347
Employee pension plans	1	65
Taxpayer–supported debt	42,865	39,350
Self–supported debt	24,600	22,436
	76,680	71,989
Net assets (liabilities)	(30,189)	(28,852)

Non–financial Assets
Tangible capital assets	3,267	3,017
Prepaid program costs	419	405
Other assets	42	43
	3,728	3,465
Accumulated operating result	(26,461)	(25,387)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

116	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020		2019
	Estimates [2]	Actual	Actual
Revenue	$	$	$
Taxation	32,970	32,501	31,970
Contributions from the federal government	7,604	7,668	7,256
Other revenue	2,346	2,495	2,610
Dividends	2,102	2,063	2,382
Natural resources	2,399	2,019	2,886
	47,421	46,746	47,104
Expense
Health	21,969	22,141	20,717
Education	10,216	9,973	9,522
Social services	5,636	5,758	5,197
Natural resources and economic development	2,514	2,783	3,197
Interest[3]	1,254	1,214	1,240
Other	2,423	2,064	1,434
Transportation	894	889	869
General government	1,697	1,197	1,243
Protection of persons and property	1,458	1,801	1,738
	48,061	47,820	45,157
Operating result for the year	(640)	(1,074)	1,947

Accumulated operating result —beginning of year		(25,387)	(27,334)
Accumulated operating result —end of year		(26,461)	(25,387)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 19, 2019. It does not include other authorizations granted in subsequent Supplementary Estimates or under statutory authority of $720 million (2019: $1,878 million)

3Interest expense does not include the following: interest of $1,315 million (2019: $1,246 million) on cost of borrowing for relending to government bodies; and interest of $22 million (2019: $43 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA	117

PUBLIC ACCOUNTS 2019/20

General Fund

Statement of Financial Position

as at March 31, 2020

(Unaudited)

	In Millions
	2020	2019
Financial Assets	$	$
Cash and cash equivalents	318	(289)
Accounts receivable	4,637	4,740
Inventories for resale	45	43
Due from other governments	841	1,182
Due from Crown corporations and agencies	240	430
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	2,158	1,956
Other investments	348	347
Loans for purchase of assets, recoverable from agencies	36,777	33,613
	45,958	42,616
Liabilities
Accounts payable and accrued liabilities	4,469	4,501
Employee future benefits	688	644
Due to other governments	375	489
Due to Crown corporations, agencies and trust funds	2,597	3,157
Deferred revenue	1,085	1,347
Employee pension plans	1	65
Taxpayer–supported debt	42,865	39,350
Self–supported debt	24,600	22,436
	76,680	71,989
Net assets (liabilities)	(30,722)	(29,373)

Non–financial Assets
Tangible capital assets	3,267	3,017
Prepaid program costs	419	405
Other assets	42	43
	3,728	3,465
Accumulated operating result	(26,994)	(25,908)

118	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020		2019
	Estimates	Actual	Actual
Revenue	$	$	$
Taxation	32,970	32,501	31,970
Contributions from the federal government	7,604	7,668	7,256
Other revenue	2,333	2,483	2,599
Dividends	2,102	2,063	2,382
Natural resources	2,399	2,019	2,886
	47,408	46,734	47,093
Expense
Health	21,969	22,141	20,717
Education	10,216	9,973	9,522
Social services	5,636	5,758	5,197
Natural resources and economic development	2,514	2,783	3,197
Interest	1,254	1,214	1,240
Other	2,423	2,064	1,434
Transportation	894	889	869
General government	1,697	1,197	1,243
Protection of persons and property	1,458	1,801	1,738
	48,061	47,820	45,157

Operating result for the year	(653)	(1,086)	1,936

Accumulated operating result–beginning of year		(25,908)	(27,844)
Accumulated operating result–end of year		(26,994)	(25,908)

PROVINCE OF BRITISH COLUMBIA	119

PUBLIC ACCOUNTS 2019/20

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2020

(Unaudited)

	In Millions
	2020	2019
Financial Assets	$	$
Cash and cash equivalents	533	521
	533	521
Accumulated operating result	533	521

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020		2019
	Estimates	Actual	Actual
Revenue	$	$	$
Other revenue	13	12	11
	13	12	11
Operating result for the year	13	12	11

Accumulated operating result–beginning of year		521	510
Accumulated operating result–end of year		533	521

120	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020			2019
	Receipts	Disbursements	Net	Net
Operating Transactions	$	$	$	$
Operating result for the year			(1,074)	1,947
Non–cash items included in surplus (deficit):
Amortization of tangible capital assets			254	237
Amortization of public debt deferred revenue and deferred charges			(21)	25
Concessionary loan adjustments (decrease) increase			(4)	208
(Gain) or loss on sale of tangible capital assets			(18)	(6)
Valuation adjustments			61	51
Accounts receivable decrease (increase)			84	(807)
Due from other governments decrease			341	99
Due from self–supported Crown corporations and agencies decrease			190	13
Accounts payable (decrease) increase			(32)	622
Employee future benefits increase (decrease)			44	(1)
Due to other governments (decrease)			(114)	(23)
Due to Crown corporations, agencies and funds (decrease) increase			(560)	149
Employee pension plan (decrease)			(64)	(54)
Items applicable to future operations (decrease)			(420)	(260)
Cash (used for) derived from operations			(1,333)	2,200

Capital Transactions
Tangible capital assets dispositions (acquisitions)	30	(520)	(490)	(405)
Cash (used for) capital	30	(520)	(490)	(405)

Investment Transactions
Loans, advances and mortgages receivable issues	227	(463)	(236)	(200)
Other investments—net increase	8	(9)	(1)	(2)
Cash (used for) investments	235	(472)	(237)	(202)
Total cash (requirements) inflows			(2,060)	1,593

PROVINCE OF BRITISH COLUMBIA	121

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2020—Continued

(Unaudited)

	In Millions
	2020			2019
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirements) inflows carried forward from previous page			(2,060)	1,593

Financing Transactions[1]
Public debt increase	36,374	(30,637)	5,737	1,154
(Used for) purchase of assets, recoverable from agencies	13,843	(16,901)	(3,058)	(2,963)
Cash derived from (used for) financing	50,217	(47,538)	2,679	(1,809)
Increase (decrease) in cash and cash equivalents			619	(216)
Cash and cash equivalents—beginning of year			232	448
Cash and cash equivalents—end of year			851	232

Cash and cash equivalents are made up of:
Cash			780	158
Cash equivalents			71	74
			851	232

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

122	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020		2019
	Estimates	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	11,055	10,657	11,364
Provincial sales	7,574	7,362	7,353
Harmonized sales			7
Corporate income	4,192	5,011	5,180
Property	2,822	2,423	2,447
Property transfer	1,910	1,609	1,826
Employer health	1,854	1,897	464
Carbon	1,713	1,682	1,465
Tobacco	780	729	781
Fuel	534	535	534
Other	625	691	633
Commissions on collection of public funds	(66)	(71)	(71)
Valuation adjustments	(23)	(24)	(13)
Total taxation revenue	32,970	32,501	31,970

Contributions from the Federal Government
Canada health and social transfers	7,404	7,494	7,090
Other contributions	200	174	166
Total contributions from the federal government	7,604	7,668	7,256

Other Revenue
Medical Services Plan premiums	951	998	1,299
Motor vehicle licences and permits	574	579	568
Other fees and licences	483	482	457
Investment earnings	81	121	96
Miscellaneous	334	403	323
Asset dispositions	41	17	7
Commissions on collection of public funds	(8)	(7)	(8)
Valuation adjustments	(110)	(98)	(132)
Total other revenue	2,346	2,495	2,610

Dividends
Self–supported Crown corporations
British Columbia Liquor Distribution Branch	1,098	1,107	1,104
British Columbia Lottery Corporation	943	895	1,149
Columbia Power Corporation	61	61	70
British Columbia Hydro and Power Authority			59
Total dividends	2,102	2,063	2,382

PROVINCE OF BRITISH COLUMBIA	123

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2020—Continued

(Unaudited)

	In Millions
	2020		2019
	Estimated	Actual	Actual
Natural Resource Revenue[2]
Forests	1,101	930	1,354
Petroleum, natural gas and minerals	761	615	934
Water and other	545	487	603
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(7)	(12)	(4)
Total natural resource revenue	2,399	2,019	2,886
Net Consolidated Revenue Fund Revenue	47,421	46,746	47,104

Revenue Collected for and Transferred to Crown Corporations,
Agencies and Other Entities[3]
Ministry of Advanced Education, Skills and Training Post–secondary Institutions			(66)
Ministry of Energy, Mines and Petroleum Resources Oil and Gas Commission	(47)	(48)	(46)
Ministry of Finance
British Columbia Transit	(20)	(19)	(21)
BC Transportation Financing Authority	(479)	(466)	(469)
Cowichan Tribes	(3)	(4)	(4)
Municipalities or Eligible Entities	(76)	(90)	(77)
Rural Areas	(390)	(391)	(370)
South Coast British Columbia Transportation Authority	(388)	(412)	(383)
Ministry of Forests, Lands, Natural Resource Operations and Rural Development Habitat Conservation Trust	(7)	(6)	(6)
Total	(1,410)	(1,436)	(1,442)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $94 million (2019: $110 million) and corporate income tax were $144 million (2019: $108 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $172 million (2019: $162 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $0.2 million (2019: $8 million).

Property tax revenue was recorded net of home owner grants of $852 million (2019: $829 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $567 million (2019: $631 million). Natural resource revenue includes mining taxes of $250 million (2019: $404 million) and logging taxes of $28 million (2019: $123 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,920 million (2019: $2,622 million), road credits of $14 million (2019: $27 million) and summer drilling credits of $3 million (2019: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

124	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Thousands
		Other
	Estimates	Authorizations	Total	Actual
Special Offices, Ministries and Other	$	$	$	$
Appropriations
Legislative Assembly	83,015		83,015	76,627
Officers of the Legislature	69,597		69,597	67,071
Office of the Premier	11,349	346	11,695	11,695
Advanced Education, Skills and Training	2,329,505	1,535	2,331,040	2,328,799
Agriculture	98,207	13,579	111,786	111,137
Attorney General	605,600	114,206	719,806	716,362
Children and Family Development	2,064,727	86,758	2,151,485	2,147,724
Citizens’ Services	551,640	43,917	595,557	595,080
Education	6,568,898	79,344	6,648,242	6,637,058
Energy, Mines and Petroleum Resources	180,281	70,493	250,774	250,692
Environment and Climate Change Strategy	242,994	6,404	249,398	244,466
Finance	877,805	501,200	1,379,005	1,269,857
Forests, Lands, Natural Resource Operations and Rural Development	822,796	135,451	958,247	952,821
Health	20,845,589		20,845,589	20,824,281
Indigenous Relations and Reconciliation	107,781	244,998	352,779	351,363
Jobs, Economic Development and Competitiveness	97,433	436	97,869	95,926
Labour	16,449		16,449	15,955
Mental Health and Addictions	10,067	12,972	23,039	23,039
Municipal Affairs and Housing	828,303	355,149	1,183,452	1,181,036
Public Safety and Solicitor General	800,504	161,921	962,425	961,331
Social Development and Poverty Reduction	3,571,597	(3,267)	3,568,330	3,569,127
Tourism, Arts and Culture	164,244	20,081	184,325	184,212
Transportation and Infrastructure	925,616		925,616	917,869
Management of Public Funds and Debt	1,253,920		1,253,920	1,214,429
Contingencies (All Ministries) and New Programs[1]	1,303,500	(1,125,027)	178,473	272
Capital Funding	2,134,111		2,134,111	1,652,650
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	1,489,000		1,489,000	1,413,094
Auditor General for Local Government	2,608		2,608	2,279
Forest Practices Board	3,862		3,862	3,859
Total expense	48,061,000	720,496	48,781,496	47,820,111

PROVINCE OF BRITISH COLUMBIA	125

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2020—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
Summary of Appropriations	$	$	$	$
Voted expense	47,062,752	222,974	47,285,726	46,380,339
Statutory
Various Acts		436,541	436,541	436,541
Special Accounts	1,084,757	357,185	1,441,942	1,381,672
Inter–account transfers	(86,509)	(296,204)	(382,713)	(378,441)
Total expense by appropriation 2019/20	48,061,000	720,496	48,781,496	47,820,111

Total expense by appropriation 2018/19	43,878,000	1,877,774	45,755,774	45,156,945

1The budget for contingencies has been reallocated to ministries with approved access.

126	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
Special Offices, Ministries and Other	$	$	$	$
Appropriations
All Ministries		198,903	198,903	198,903
Legislative Assembly	6,174		6,174	3,402
Officers of the Legislature	2,556	295	2,851	1,826
Office of the Premier	1		1
Advanced Education, Skills and Training	504		504	500
Agriculture	763		763	744
Attorney General	6,036	2,057	8,093	8,093
Children and Family Development	4,510		4,510	1,025
Citizens’ Services	419,240		419,240	378,070
Education	179		179
Energy, Mines and Petroleum Resources	46,998	995	47,993	47,993
Environment and Climate Change Strategy	33,237	7,142	40,379	40,379
Finance	1,831,617	87,639	1,919,256	1,879,454
Forests, Lands, Natural Resource Operations and Rural Development	203,801		203,801	135,409
Health	1,051		1,051	384
Indigenous Relations and Reconciliation	3,901	2,177	6,078	6,078
Jobs, Economic Development and Competitiveness	1		1
Labour	55		55	53
Mental Health and Addictions	1		1
Municipal Affairs and Housing	402	4,692	5,094	5,094
Public Safety and Solicitor General	12,059		12,059	6,822
Social Development and Poverty Reduction	5,709		5,709	248
Tourism, Arts and Culture	1		1
Transportation and Infrastructure	2,885		2,885	2,792
Contingencies (All Ministries) and New Programs	103,041	(11,732)	91,309
Total financing transaction disbursements	2,684,722	292,168	2,976,890	2,717,269

Summary of Appropriations
Loans, investments and other requirements	602,415	247,400	849,815	766,812
Revenue collected for, and transferred to, other entities	1,409,850	40,076	1,449,926	1,436,226
Capital expenditures	672,457	4,692	677,149	514,231
Total financing transactions by appropriation	2,684,722	292,168	2,976,890	2,717,269

PROVINCE OF BRITISH COLUMBIA	127
PUBLIC ACCOUNTS 2019/20

Consolidated Revenue Fund

Schedule of Write–offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education, Skills and Training		37
Ministry of Attorney General	1
Ministry of Finance	81	37	6
Ministry of Forests, Lands, Natural Resource Operations and Rural
Development			5
Ministry of Health	3
Ministry of Jobs, Economic Development and Competitiveness	1
Ministry of Public Safety and Solicitor General	6
Ministry of Social Development and Poverty Reduction	4	6
Total 2019/20	96	80	11

Total 2018/19	102	36	1

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior government in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

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PROVINCE OF BRITISH COLUMBIA	131

PUBLIC ACCOUNTS 2019/20

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2020 was $72,161 million, which consists of $71,516 million in the Summary Financial Statements in addition to $1,322 million of debt included as part of equity in self–supported Crown corporations and agencies and $15 million of guaranteed debt less $692 million of sinking fund investments.

132	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2019/20

Provincial Debt

as at March 31, 2020

(Unaudited)

The accumulated provincial net debt of $72,161 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2020, taxpayer–supported net debt totalled $46,229 million including debt incurred for transportation infrastructure ($17,659 million), educational facilities ($15,445 million), health facilities ($8,507 million), and other debt ($4,618 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2020, self–supported debt totalled $25,932 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($23,238 million), Columbia Basin Trust joint ventures ($1,387 million), Columbia Power Corporation ($276 million), British Columbia Lottery Corporation ($233 million), commercial subsidiaries of certain post–secondary institutions ($504 million), and debt of other government business enterprises ($294 million).

Chart 1 – Provincial debt as at March 31, 2020

PROVINCE OF BRITISH COLUMBIA	133
PUBLIC ACCOUNTS 2019/20

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $6,199 million in 2019/20 when compared to the prior year. This includes an increase in taxpayer–supported debt of $3,548 million and an increase in self–supported debt of $2,651 million. Warehouse Program debt was zero in both 2019/20 and 2018/19. Chart 2 below shows the change in provincial debt for the year ended March 31, 2020.

Taxpayer–supported Debt—Increased by $3,548 million due to new capital financing of $1,171 million in the education sector, $892 million in the transportation sector, $770 million for provincial government general capital, $539 million in the health sector, and $183 million for social housing. The increases were partially offset by decreases of $7 million in other debt.

Self–supported Debt—Increased by $2,651 million, due to the implementation of new international accounting standards for leases and new capital financing requirements of $1,174 million by British Columbia Hydro and Power Authority, $969 million by Columbia Basin Trust joint ventures, $210 million by British Columbia Liquor Distribution Branch, $133 million by British Columbia Lottery Corporation, $117 million by the commercial subsidiaries of certain post–secondary institutions and $54 million by Insurance Corporation of British Columbia. These increases were offset by a decrease of $6 million by Columbia Power Corporation.

Chart 2 – Change in provincial debt for the year ended March 31, 2020

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

134	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2019/20

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2020

(Unaudited)

	In Millions
	2020	2019
	$	$
Deficit (surplus) for the year	321	(1,531)
Taxpayer–supported debt decreased by:
Non–cash expenses included in deficit (surplus)	(2,682)	(2,794)
Accounts receivable, accounts payable and other working capital net changes	(361)	(981)
	(3,043)	(3,775)
Taxpayer–supported debt increased by:
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	780	(691)
Tangible capital asset net acquisitions	4,719	4,379
Net increases in loans, advances and investments	771	692
	6,270	4,380
Net increase (decrease) in taxpayer–supported debt	3,548	(926)
Taxpayer–supported debt—beginning of year	42,681	43,607
Taxpayer–supported debt—end of year	46,229	42,681
Self–supported debt	25,932	23,281
Total debt[1]	72,161	65,962

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2020

(Unaudited)

	In Millions
	2020	2019
	$	$
Total debt	72,161	65,962
Debt included as part of equity in self–supported Crown corporations and agencies	(1,322)	(835)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(15)	(15)
Sinking fund investments	692	752
Summary Financial Statements’ debt	71,516	65,864

Comprised of:
Taxpayer–supported debt	46,669	43,209
Self–supported debt	24,847	22,655
Summary Financial Statements’ debt	71,516	65,864

1See Summary of Provincial Debt, page 143.

PROVINCE OF BRITISH COLUMBIA	135

PUBLIC ACCOUNTS 2019/20

Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $6,199 million compared to a budgeted increase of $6,586 million resulting in a $113 million increase from budget before the $500 million forecast allowance, and a $387 million decrease from budget net of the forecast allowance. Chart 3 below shows the difference between the actual total of provincial debt and the budgeted total by major category.

Taxpayer–supported debt increased by $3,548 million compared to a budgeted increase of $3,703 million. The $155 million decrease from budget is due to lower than forecasted borrowing for the transportation sector ($1,288 million) and other capital investments ($673 million). These decreases were offset by increases in the education sector ($1,217 million) and the health sector ($589 million). The increase in capital borrowing for education and health addressed enhanced provincial liquidity in the pandemic and the borrowing needs for capital projects in the new fiscal year.

Self–supported debt increased by $2,651 million compared to a budgeted increase of $2,383 million. The $268 million increase from budget is due to implementation of the new international accounting standard for leases and higher than forecasted borrowing for other government business enterprises, primarily British Columbia Liquor Distribution Branch ($268 million), commercial subsidiaries of certain post–secondary institutions ($86 million), and British Columbia Lottery Corporation ($66 million). These increases were offset by decreases in British Columbia Hydro and Power Authority ($148 million) and Columbia Basin Trust joint ventures of ($4 million).

Chart 3 – Provincial debt1, comparison to budget for the year ended March 31, 2020

1The change in forecast allowance is not included in this chart.

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Interprovincial Comparison of Taxpayer–supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2018 was 15.3%.

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Interprovincial Comparison of Taxpayer–supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2019 was 3.2%.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: http://gov.bc.ca/provincialdebt.

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INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

Qualified Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (Government), which comprise the summary of provincial debt as at March 31, 2020, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion section of my report, the summary of provincial debt as at March 31, 2020, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion. My qualification of the debt-related statements is as follows:

Classification of the fiscal 2017 debt of the Transportation Investment Corporation

As at March 31, 2017 Government determined the Transportation Investment Corporation to be a government business enterprise, and therefore classified the debt of the Transportation Investment Corporation as self-supported debt. Under Canadian Public Sector Accounting Standards, to be classified as a government business enterprise, an organization must be able to maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. Based on the conditions that existed as of March 31, 2017, in my opinion, the Transportation Investment Corporation did not meet this criteria and therefore was inappropriately classified as a government business enterprise for that year. As a result, for the year ending March 31, 2017 the material changes to the debt-related statements would be as follows:

Taxpayer-supported debt	$3,430 million increase
Self-supported debt	$3,430 million decrease
Taxpayer-supported debt to revenue (per cent)	6.9 increase
Taxpayer-supported debt per capita ($)	722 increase
Taxpayer-supported debt to GDP (per cent)	1.3 increase

This qualification of my opinion relates only to the fiscal year ending March 31, 2017.

MINISTER OF FINANCE Independent Auditor’s Report

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Debt-related Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the debt-related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of Matter - Basis of Accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements the Government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2020. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other Accompanying Information

Government is responsible for the information they reported in the annual Public Accounts report.

My opinion on the debt-related statements does not cover other information accompanying the debt-related statements and, except for my independent auditor’s opinion on the summary financial statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. As described in the Basis for Qualified Opinion section above, I believe there are material misstatements in Government’s accounting for the classification of the fiscal 2017 debt of the Transportation Investment Corporation. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the Public Accounts report affected by these departures from the stated basis of accounting.

Government’s Responsibility for the Debt-related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

MINISTER OF FINANCE Independent Auditor’s Report

Auditor’s Responsibilities for the Audit of the Debt-related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates, if any, and related disclosures made by management.

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Russ Jones
Victoria, British Columbia, Canada	Russ Jones, FCPA, FCA, ICD.D
July 8, 2020	Acting Auditor General

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Summary of Provincial Debt1

as at March 31

	In Millions
	2020	2019	2018	2017	2016
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating				1,948	5,338
Provincial government general capital			1,156	2,696	2,696
	0	0	1,156	4,644	8,034
Education[2]
Schools	9,775	8,904	8,908	8,473	8,033
Post–secondary institutions	5,670	5,370	5,328	4,984	4,731
	15,445	14,274	14,236	13,457	12,764
Health facilities[2]	8,507	7,968	7,903	7,552	6,998
Highways, ferries and public transit
BC Transportation Financing Authority	12,193	11,293	10,388	9,974	9,177
British Columbia Transit	65	73	84	94	106
Port Mann Bridge[3]	3,510	3,510	3,508
Public transit[2]	870	870	1,000	1,000	1,000
Sky Train extension[2]	1,021	1,021	1,174	1,174	1,174
	17,659	16,767	16,154	12,242	11,457
Other
B.C. Pavilion Corporation	378	371	374	376	389
Provincial government general capital	3,133	2,363	2,718	2,288	1,987
Social Housing[4]	1,027	844	878	695	760
Other[5]	80	94	188	245	330
	4,618	3,672	4,158	3,604	3,466
Total taxpayer–supported debt	46,229	42,681	43,607	41,499	42,719

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Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2020	2019	2018	2017	2016
Self–supported Debt	$	$	$	$	$
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	23,238	22,064	19,990	19,685	17,929
British Columbia Lottery Corporation	233	100	155	145	150
Columbia Power Corporation	276	282	286	291	296
Columbia Basin Trust joint ventures[6]	1,387	418	433	448	459
Post–secondary institutions’ subsidiaries[7]	504	387	418	340	310
Transportation Investment Corporation[3]				3,398	3,355
Other[8]	294	30	30	31	33
Total self–supported debt	25,932	23,281	21,312	24,338	22,532
Total provincial debt	72,161	65,962	64,919	65,837	65,251

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Beginning in 2017/18, debt related to the Port Mann Bridge has been reclassified as taxpayer–supported due to the elimination of tolls effective September 1, 2017.

4Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

5Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

6Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, and UBC Property Investments Ltd, and Vancouver Island Technology Park.

8Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and Insurance Corporation of British Columbia.

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer–supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

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Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2020		2019	2018	2017	2016
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	91.2	95.9	89.5	94.7	99.3	105.9
Taxpayer–supported	81.5	80.6	75.0	82.5	81.8	91.3

Debt per Capita ($)[2]
Total provincial	14,346	14,230	13,214	13,477	13,855	13,934
Taxpayer–supported	9,172	9,116	8,550	9,053	8,733	9,122

Debt to GDP (percent)[3]
Total provincial	23.5	23.6	22.3	23.2	25.1	26.6
Taxpayer–supported	15.0	15.1	14.5	15.6	15.9	17.4

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.7	3.8	3.8	4.0	3.8	4.7
Taxpayer–supported	3.3	3.1	3.2	3.3	3.2	4.0

Interest Costs ($ millions)
Total provincial	2,929	2,872	2,786	2,759	2,521	2,879
Taxpayer–supported	1,894	1,807	1,793	1,725	1,644	1,892

Interest Rate (percent)[5]
Taxpayer–supported	4.2	4.1	4.2	4.1	3.9	4.5

Revenue Factor for Key Indicators ($ million)
Total provincial[6]	79,516	75,283	73,734	68,551	66,334	61,589
Taxpayer–supported[7]	56,916	57,386	56,881	52,866	50,726	46,805

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Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2020		2019	2018	2017	2016
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	72,548	72,161	65,962	64,919	65,837	65,251
Taxpayer–supported[8]	46,384	46,229	42,681	43,607	41,499	42,719

Provincial GDP ($ millions)[9]	308,457	306,272	295,316	279,370	261,808	244,990

Population (thousands at July 1)[10]	5,057	5,071	4,992	4,817	4,752	4,683

1Figures for prior years have been restated to conform with the presentation used for 2019/20 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2020 divided by population at July 1, 2019).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2020 divided by 2019 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2019 is used for the fiscal year ended March 31, 2020). As nominal GDP for the calendar year ending 2019 is not available, the 2019 GDP projected in February 2020 Budget and Fiscal Plan 2020/21 – 2022/23 has been used for the fiscal year ended March 31, 2020 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g. population at July 1, 2019 is used for the fiscal year ended March 31, 2020). Preliminary population figures are presented as published for the year noted per the February 2020 Budget and Fiscal Plan 2020/21 – 2022/23.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2020

	2020	2020	2019
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	15.0%	15.1%	14.5%
Taxpayer–supported debt service costs as a percentage of revenue[1]	3.3%	3.1%	3.2%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

2The target amounts are from page 138 of the Budget and Fiscal Plan 2019/20–2021/22.

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Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

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Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

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Definitions—Continued

(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

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Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

Moody’s	Moody’s Investors Service

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SFU	Simon Fraser University

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia

Visit Our Website At: WWW.GOV.BC.CA/FIN British Columbia Ministry of Finance